UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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Leggett & Platt, Incorporated

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 26, 2009

Dear Shareholder:

I am pleased to invite you to attend the annual meeting of shareholders of Leggett & Platt, Incorporated to be held on Thursday, May 7, 2009, at 10:00 a.m. Central Time, at the Company’s Wright Conference Center. Directions are included on the back inside cover of this Proxy Statement.

The Proxy Statement contains three proposals from our Board of Directors: (i) the election of nine directors, (ii) the ratification of the Audit Committee’s selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2009, and (iii) the approval of the 2009 Key Officers Incentive Plan. The Board encourages you to vote FOR each of these proposals.

The Proxy Statement also contains a shareholder proposal seeking to add sexual orientation and gender identity to the Company’s written non-discrimination policy. For reasons explained in the Proxy Statement, the Board encourages you to vote AGAINST this proposal.

Your vote is important. Whether or not you plan to attend the meeting, please vote as soon as possible. You may vote your shares by Internet at www.eproxy.com/leg or by returning the enclosed proxy or voting instruction card. Specific instructions for these voting alternatives are contained on the proxy or voting instruction card.

I appreciate your continued interest in Leggett & Platt.

Sincerely,

LEGGETT & PLATT, INCORPORATED

Richard T. Fisher
Board Chair

Leggett & Platt, Incorporated

No. 1 Leggett Road

Carthage, Missouri 64836

NOTICE OF 2009 ANNUAL MEETING OF SHAREHOLDERS

The annual meeting of shareholders of Leggett & Platt, Incorporated (the “Company”) will be held at the Company’s Wright Conference Center, No. 1 Leggett Road, Carthage, Missouri 64836, on Thursday, May 7, 2009, at 10:00 a.m. Central Time:

1.	To elect nine directors;

2.	To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2009;

3.	To approve the 2009 Key Officers Incentive Plan;

4.	If presented at the meeting, to vote on a shareholder proposal requesting the addition of sexual orientation and gender identity to the Company’s written non-discrimination policy; and

5.	To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

You are entitled to vote only if you were a Leggett & Platt shareholder at the close of business on March 5, 2009.

An Annual Report to Shareholders outlining the Company’s operations during 2008 accompanies this Notice of Annual Meeting and Proxy Statement.

By Order of the Board of Directors,

Ernest C. Jett
Secretary

Carthage, Missouri

March 26, 2009

Important Notice Regarding the Availability of Proxy Materials

for the Shareholder Meeting To Be Held on May 7, 2009

The enclosed proxy materials and access to the proxy voting site are also available to you on the Internet.

You are encouraged to review all of the information contained in the proxy materials before voting.

The Company’s Proxy Statement and Annual Report to Shareholders are available at:

www.leggett.com/proxy/2009/default.asp

The Company’s proxy voting site can be found at:

www.eproxy.com/leg

Leggett & Platt, Incorporated

ANNUAL MEETING—MAY 7, 2009

PROXY STATEMENT

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

Why did I receive these materials?

The Board of Directors (the “Board”) of Leggett & Platt, Incorporated (the “Company” or “Leggett”) is providing these materials to you in connection with its solicitation of proxies for the Company’s annual meeting of shareholders on May 7, 2009. We first sent these materials to shareholders on March 26, 2009. As a Leggett shareholder, you are entitled and encouraged to vote on the proposals presented in these proxy materials. We invite you to attend the annual meeting, but you do not have to attend to be able to vote.

Where can I obtain financial information about Leggett?

Our Annual Report to Shareholders, including our Form 10-K with financial statements for 2008, is enclosed in the same mailing with this Proxy Statement. The Company’s Proxy Statement and Annual Report to Shareholders (including Form 10-K) are also available at www.leggett.com/proxy/2009/default.asp. Information on our website does not constitute part of this Proxy Statement.

What business will be voted on at the annual meeting?

Shareholders will vote on the following proposals at the annual meeting:

•	Election of nine directors

•	Ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2009

•	Approval of the 2009 Key Officers Incentive Plan

•	A shareholder proposal requesting the addition of sexual orientation and gender identity to the Company’s written non-discrimination policy, if presented at the meeting

•	Any other business that is properly brought before the meeting

How does the Board recommend that I vote?

The Board recommends that you vote:

•	FOR each of the director nominees

•	FOR ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2009

•	FOR approval of the 2009 Key Officers Incentive Plan

•	AGAINST the shareholder proposal requesting the addition of sexual orientation and gender identity to the Company’s written non-discrimination policy

If you return a signed proxy card without marking one or more proposals, your proxy will be voted in accordance with the Board’s recommendation.

What shares can I vote?

The only class of outstanding voting securities is the Company’s $.01 par value common stock. Each share of common stock issued and outstanding at the close of business on March 5, 2009 (the “Record Date”) is entitled to one vote on each matter submitted to a vote at the annual meeting. On the Record Date, we had 156,594,482 shares of common stock issued and outstanding.

You may vote all shares of Leggett common stock you owned on the Record Date. This includes (i) shares held directly in your name as the shareholder of record, (ii) shares held for you as the beneficial owner through a broker, trustee or other nominee, sometimes referred to as shares held in “street name,” and (iii) shares held for you in Company benefit plans.

Shareholder of Record

If your shares are registered directly in your name with our transfer agent, Wells Fargo, you are the shareholder of record, and these proxy materials were sent to you directly. As the shareholder of record, you have the right to grant your proxy vote directly or to vote in person at the annual meeting. We have enclosed a proxy card for you to use.

Beneficial Owner

If you hold shares in a brokerage account or through some other nominee, you are the beneficial owner of the shares held in street name, and these proxy materials were forwarded to you from the broker, trustee or nominee, together with a voting instruction card. As the beneficial owner, you have the right to direct your broker, trustee, or nominee how to vote your shares by proxy. Although you are invited to attend the annual meeting, you may not vote these shares in person unless you obtain a legal proxy from the broker, trustee, or nominee.

Benefit Plans

If you hold Company stock in the Company’s Stock Bonus Plan and/or 401(k) Plan, you will receive a voting instruction form in a separate mailing. You will need to complete and return the voting instruction form to vote these shares (voting in person at the Annual Meeting or by Internet are not available). The Company must receive your completed voting instruction form by April 27, 2009; otherwise, the plan trustees will vote the shares credited to your account according to the recommendations of their respective investment committees.

How do I submit my vote?

You may vote your shares (i) by Internet at www.eproxy.com/leg, (ii) by signing and returning the proxy or voting instruction card, or (iii) in person at the meeting (except shares held in the Company’s Stock Bonus Plan or 401(k) Plan must be voted by returning a voting instruction form as described above). If you vote by Internet, you do not need to return your proxy or voting instruction card, but you will need to have it in hand when you access the voting website. Specific voting instructions are found on the proxy card or voting instruction card included with this Proxy Statement.

Can I change my vote?

If you are a shareholder of record, you may change your vote or revoke your proxy any time before the annual meeting by (i) submitting a valid, later-dated proxy, (ii) submitting a valid, subsequent vote by the Internet, (iii) notifying the Company’s Secretary that you have revoked your proxy, or (iv) completing a written ballot at the annual meeting.

If you hold shares as the beneficial owner, you may change your vote (i) by submitting new voting instructions to your broker, trustee, or other nominee or (ii) by voting in person at the annual meeting if you have obtained a legal proxy from your broker, trustee, or nominee.

If you hold shares in Company benefit plans, you can revoke your vote instructions by delivering a valid, later-dated voting instruction form prior to the deadline specified in the voting instructions.

How many votes are needed to conduct business at the annual meeting?

A majority of the outstanding shares of common stock entitled to vote must be present at the annual meeting, or represented by proxy, in order to meet the quorum requirement to transact business. Both abstentions and broker non-votes (described below) are counted in determining a quorum. If a quorum is not present, the annual meeting will be adjourned for no more than 90 days to reach a quorum.

What vote is required to elect a director?

A director nominee must receive the affirmative vote of a majority of those shares present (either in person or by proxy) and entitled to vote.

As required by our Corporate Governance Guidelines, each nominee has submitted a contingent resignation to the Nominating & Corporate Governance Committee in order to be nominated for election as a director. If a nominee fails to receive a majority of the votes cast in the director election, the Committee will make a recommendation to the Board of Directors whether to accept or reject the director’s resignation and whether any other action should be taken. If a director’s resignation is not accepted, that director will continue to serve until the Company’s next annual meeting and his or her successor is duly elected and qualified. If the Board accepts the director’s resignation, it may, in its sole discretion, either fill the resulting vacancy or decrease the size of the Board to eliminate the vacancy.

What vote is required to approve the other proposals?

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote is required for ratification of the appointment of PwC as Leggett’s independent registered public accounting firm, for approval of the 2009 Key Officers Incentive Plan, and for the shareholder proposal.

What is the effect of an “abstention” vote on the election of directors and other proposals?

A share voted “abstain” with respect to any proposal is considered as present and entitled to vote with respect to that proposal. Because each of the proposals requires a majority vote in order to pass, an abstention will have the effect of a vote against the proposal.

What is the effect of a “broker non-vote”?

If you hold shares in street name through a broker or other nominee and do not vote your shares or provide voting instructions, your broker may vote for you on “routine” proposals but not on “non-routine” proposals. The election of directors, the ratification of PwC as the Company’s auditor, and the approval of the 2009 Key Officers Incentive Plan are routine, but the shareholder proposal is non-routine. Therefore, if you do not vote on the shareholder proposal or provide voting instructions, your broker will not be allowed to vote your shares—this will result in a broker non-vote. Broker non-votes are not counted as shares present and entitled to vote so they will not affect the outcome of the vote.

Who pays the cost of soliciting votes at the annual meeting?

Leggett is making this solicitation and will pay the full cost of preparing, printing, assembling, and mailing these proxy materials. Upon request, we will also reimburse brokers and other nominees for forwarding proxy and solicitation materials to shareholders. If you choose to access proxy materials or vote by Internet, you are responsible for any Internet access charges you may incur.

We have hired Georgeson Inc. to assist in the solicitation of proxies by mail, telephone, in person, or otherwise. Georgeson’s fees are expected to be $10,000 plus expenses. If necessary to assure sufficient representation at the meeting, Company employees, at no additional compensation, may request the return of proxies.

Where can I find the voting results of the annual meeting?

We will announce preliminary voting results at the annual meeting and issue a press release immediately after the meeting. We will publish the final vote count in our quarterly report on Form 10-Q for the second quarter of 2009.

What should I do if I receive more than one set of proxy materials?

You may receive multiple sets of proxy materials if you hold shares in more than one brokerage account or if you are a shareholder of record and have shares registered in more than one name. Please vote the shares on each proxy card or voting instruction card you receive.

We have adopted a procedure known as “householding” which allows us, unless a shareholder withholds consent, to send one Proxy Statement and Annual Report to multiple shareholders sharing the same address. Each shareholder at a given address will receive a separate proxy card. If you currently receive multiple sets of proxy materials and wish to have your accounts householded, or if you no longer want to participate in householding and wish to revoke your consent, call Wells Fargo Shareowner Services at 877-602-7615 or send written instructions to Wells Fargo Shareowner Services, Attn: Leggett & Platt, Incorporated, P.O. Box 64854, St. Paul, MN 55164-0854. You will need to provide Leggett’s Company number (203) and your 10-digit Wells Fargo account number which is printed at the bottom of your proxy card.

Many brokerage firms practice householding as well. If you have a householding request for your brokerage account, please contact your broker.

How may I obtain another set of proxy materials?

If you received only one set of proxy materials for multiple shareholders of record and would like us to send you another set this year, please call 800-888-4569 or write to Leggett & Platt, Incorporated, Attn: Investor Relations, No. 1 Leggett Road, Carthage, MO 64836. You can also access a complete set of proxy materials—the Notice of Meeting, Proxy Statement, and Annual Report to Shareholders including Form 10-K—online at www.leggett.com/proxy/2009/default.asp. To ensure that you receive multiple copies in the future, please contact Wells Fargo at the number or address in the preceding answer to withhold your consent for householding.

What is the deadline to propose actions for next year’s annual meeting or to nominate a director?

Shareholders may propose actions for consideration at future annual meetings either by presenting them for inclusion in the Company’s Proxy Statement or by soliciting votes independent of our Proxy Statement. To be properly brought before the meeting, all shareholder actions must comply with our bylaws, as well as SEC requirements under Regulation 14A. Leggett’s bylaws are posted on our website at www.leggett-search.com/governance. Notices specified for the types of shareholder actions set forth below must be addressed to Leggett & Platt, Incorporated, Attn: Corporate Secretary, No. 1 Leggett Road, Carthage, MO 64836.

Shareholder Proposal Included in Proxy Statement

If you intend to present a proposal at the 2010 annual meeting, the SEC requires that the Corporate Secretary receive the proposal at the address given above by November 26, 2009 for possible inclusion in the Proxy Statement. We will decide whether to include a proposal in the Proxy Statement in accordance with SEC rules governing the solicitation of proxies.

Shareholder Proposal Not Included in Proxy Statement

If you intend to present a proposal at the 2010 annual meeting by soliciting votes independent of the Company’s Proxy Statement, Section 1.2 of our bylaws requires that the Company receive timely notice of the proposal—no earlier than January 7, 2010 and no later than February 6, 2010. This notice must include a description of the proposed business, your name and address, the number of shares you hold, any of your material interests in the proposal, and other matters specified in the bylaws. The nature of the business also must be appropriate for shareholder action under applicable law.

The bylaw requirements also apply in determining whether notice is timely under SEC rules relating to the exercise of discretionary voting authority.

Director Nominee Included in Proxy Statement

If you wish to recommend a director candidate to the Nominating & Corporate Governance Committee for possible inclusion in the Proxy Statement, please see the requirements described under Consideration of Director Nominees on page 9.

Director Nominee Not Included in Proxy Statement

If you intend to nominate a director candidate for election outside of the Company’s nomination process, our bylaws require that the Company receive timely notice of the nomination—no earlier than January 7, 2010 and no later than February 6, 2010. This notice must include the information specified in Section 2.2 of the bylaws, including your name and address, the number of shares you hold, and the name, address and occupation of each proposed nominee.

CORPORATE GOVERNANCE AND BOARD MATTERS

Corporate Governance

Leggett has a long-standing commitment to sound corporate governance principles and practices. The Board has adopted Corporate Governance Guidelines that establish the roles and responsibilities of the Board and Company management. The Board has also adopted a Code of Business Conduct and Ethics applicable to all Company employees, officers and directors, as well as a separate Financial Code of Ethics applicable to the Company’s CEO, CFO, principal accounting officer and corporate controller. These documents are posted on our website at www.leggett-search.com/governance and are available in print form to any shareholder who requests them.

Director Independence

The Board reviews director independence annually and upon learning of any change in circumstances during the year that may affect a director’s independence. The Company has adopted Categorical Standards for Director Independence (the “Categorical Standards”) that meet, and in some respects exceed, the NYSE listing standards. The Categorical Standards are attached as Appendix A and posted on our website at www.leggett-search.com/governance. A director who meets all the Categorical Standards will be presumed to be independent.

While the Categorical Standards help the Board to determine director independence, they are not the exclusive measure for doing so. The Board also reviews the relevant facts and circumstances of any relationships between the Company and its directors during the independence assessment. When confirming director Joseph McClanathan’s independence, the Board considered Company purchases from and sales to Mr. McClanathan’s employer and found the transactions to be on arms-length terms and the amounts to be well below the threshold provided in the Categorical Standards.

Based on its review, the Board has determined that all of its current non-management directors are independent. Non-management directors Harry M. Cornell, Jr. and Felix E. Wright, both former CEOs of the Company, retired from the Board in May 2008. (See the table below for a complete list of our independent directors.) The Board found no business or other relationship involving an independent director and the Company that violated the Categorical Standards or undermined independence.

Independent Board Chair

Richard Fisher, a non-management director of the Company, was elected by the Board of Directors in 2008 to serve as the independent Board Chair. In accordance with our Corporate Governance Guidelines, non-management directors regularly hold executive sessions without management present. At least one executive session per year is attended by only independent, non-management directors. Mr. Fisher presides over these meetings of the non-management directors.

Shareholders and other interested parties may e-mail Mr. Fisher at boardchair@leggett.com. They can also write to Leggett & Platt Board Chair, P.O. Box 637, Carthage, MO 64836. The Corporate Secretary’s office reviews this correspondence and periodically sends Mr. Fisher all communications except items unrelated to Board functions (for example, advertisements and junk mail). In his discretion, Mr. Fisher may forward communications to the full Board or to any of the other independent directors for further consideration.

Board and Committee Composition and Meetings

The Board held five meetings in 2008, and its committees met the number of times listed in the table below. All directors attended at least 75% of the Board meetings and their respective committee meetings. Directors are expected to attend the Company’s annual meeting of shareholders, and all of them attended the 2008 annual meeting.

The Board has a standing Audit Committee, Compensation Committee, Nominating & Corporate Governance Committee and Executive Committee. Except for the Executive Committee, comprised of Richard Fisher (Chair), David Haffner and Maurice Purnell, each committee consists entirely of independent directors and operates under a written charter adopted by the Board. The Audit, Compensation and Nominating & Corporate Governance Committee charters are posted on our website at www.leggett-search.com/governance and are available in print form to any shareholder who requests them.

	Audit	Compensation	Nominating & Corporate Governance
Independent Non-Management Directors:
Raymond F. Bentele	Member	—	—
Ralph W. Clark	Member	—	—
R. Ted Enloe, III	—	Chair	—
Richard T. Fisher	Member	Member	Member
Joseph W. McClanathan	Member	—	Member
Judy C. Odom	Chair	Member	Member
Maurice E. Purnell, Jr.	—	—	Chair
Phoebe A. Wood	Member	Member	—

Management Directors:
Karl G. Glassman	—	—	—
David S. Haffner	—	—	—

Number of Meetings in 2008	4	7	3

Audit Committee

All Audit Committee members meet the higher independence standard for audit committee service under NYSE and SEC rules and are financially literate, as defined by NYSE rules. Five members—Raymond Bentele, Richard Fisher, Joseph McClanathan, Judy Odom, and Phoebe Wood—possess the training, skills, and experience to meet the SEC’s definition of an audit committee “financial expert.” None of the members serves on the audit committee of more than three public companies.

The Audit Committee assists the Board in the oversight of: (i) the independent registered public accounting firm’s qualifications, independence, appointment, compensation, retention, and performance, (ii) the Company’s internal controls over financial reporting, (iii) the guidelines and policies to govern risk assessment and management, (iv) the performance of the Company’s internal audit function, (v) the integrity of the Company’s financial statements and its external financial reporting, and (vi) the Company’s legal and regulatory compliance.

We have posted on our website and corporate intranet a procedure for employees and others to confidentially inform the Audit Committee of any questionable accounting, internal control, or auditing matters. The Vice President of Internal Audit reports directly to the Audit Committee and is responsible for receiving, processing, and maintaining records of the reports. The Chair of the Audit Committee reviews all complaints and accompanying investigations and may request the full Committee’s review of a complaint to determine appropriate actions.

Compensation Committee

The Compensation Committee assists management and the Board in developing and maintaining the Company’s policies relating to (i) CEO, executive officer, and director compensation and (ii) Company equity and incentive compensation plans that are subject to Board approval. The Committee strives for policies that will (i) support the Company’s business objectives, (ii) attract and retain high quality leadership, and (iii) link compensation with business objectives and performance.

The Committee may delegate its duties and responsibilities to one or more Committee members or Company officers, as it deems appropriate, but may not delegate authority to non-members for any action involving executive officers.

The Committee sets the compensation for the Company’s executive officers. In connection with this responsibility, the Committee conducts a comprehensive review of executive officer compensation each year in March, before approving any salary increases. The Compensation Discussion & Analysis section on page 28 includes details of the Committee’s 2008 review.

The Committee also periodically reviews cash and equity compensation for directors and recommends any director compensation changes to the full Board.

Company managers in the Human Resources and Corporate Affairs departments provide data needed for compensation decisions at the Committee’s request. The Committee may hire outside compensation consultants as needed for the proper discharge of its duties, but it did not use any outside consulting services in connection with executive or director compensation decisions in 2008.

Compensation Committee Interlocks and Insider Participation

No Compensation Committee member had an interlocking relationship as described in Item 407(e)(4) of Regulation S-K.

Nominating & Corporate Governance Committee

The Nominating & Corporate Governance Committee (i) assists the Board in developing and maintaining the Company’s corporate governance principles, policies, and procedures, (ii) identifies qualified candidates for

Board membership and recommends director nominees to the Board, (iii) reviews director independence and related person transactions, and (iv) reviews and makes recommendations to the Board regarding the Board’s size, composition, and policies.

Consideration of Director Nominees

The Nominating & Corporate Governance Committee (the “Committee”) is responsible for identifying and evaluating qualified candidates for election to the Board of Directors. Following its evaluation, the Committee recommends to the full Board a slate of director candidates for inclusion in the Company’s Proxy Statement and proxy card. This procedure is posted on the Company’s website at www.leggett-search.com/governance.

In the case of incumbent directors, the Committee reviews each director’s overall service during his or her current term, including the number of meetings attended, level of participation, quality of performance, and any transactions between the director and the Company. In the case of new director candidates, the Committee first determines whether the nominee must be independent under NYSE rules, then identifies any special needs of the current Board. The Committee will consider individuals recommended by Board members, Company management, shareholders and, if it deems appropriate, a professional search firm. In 2008 and 2009, the Company retained DHR International to assist with identifying and evaluating potential director candidates. DHR International also arranged interviews between the candidates and the Board of Directors.

The Board of Directors may also consider candidates to fill a vacancy in the Board outside of the annual shareholder meeting process. The Committee will use the same criteria as are used to evaluate a director nominee to be elected by shareholders. In the event of a vacancy to be filled by the Board, the Committee will recommend one or more candidates for election and proxies will not be solicited.

The Committee seeks to identify and recruit the best available candidates. Qualified candidates will be considered without regard to race, color, religion, sex, ancestry, national origin or disability. The Committee believes director candidates should have the following minimum qualifications:

•	Character and integrity

•	A commitment to the long-term growth and profitability of the Company

•

A willingness and ability to make a sufficient time commitment to the affairs of the Company in order to effectively perform the duties of a director, including regular attendance at Board and committee meetings

•	Significant business or public experience relevant and beneficial to the Board and the Company

In addition to the minimum qualifications described above, the Committee may also consider the following factors in evaluating candidates for recommendation to the Board:

•	Present and anticipated needs of the Board for particular experience or expertise and whether the candidate would satisfy those needs

•	Requirement for the Board to have a majority of independent directors and whether the candidate would be considered independent

•	Whether the candidate would be considered an audit committee “financial expert” or “financially literate” as described in NYSE listing standards and the Audit Committee charter

•	Accomplishments of each candidate in his or her field

•	Outstanding professional and personal reputation

•

Relevant experience, including experience at the strategy/policy setting level, high level managerial experience in a complex organization, industry experience, and familiarity with the products and processes used by the Company

•	Ability to exercise sound business judgment

•	Breadth of knowledge about issues affecting the Company

•	Ability and willingness to contribute special competencies to Board activities

•	A willingness to assume broad fiduciary responsibility

•	Fit with the Company’s culture

Following the Committee’s initial review of a candidate’s qualifications, one or more Committee members will interview the candidate. The Committee may arrange subsequent interviews with the Board Chair and/or members of the Company’s management. The Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, for candidates recommended by a shareholder. Shareholders who wish to recommend candidates for the Committee’s consideration must submit a written recommendation to the Secretary of the Company at No. 1 Leggett Road, Carthage, MO 64836. Recommendations must be sent by certified or registered mail and received by December 15th for consideration at the following year’s annual meeting of shareholders. Recommendations must include the following:

•	Shareholder’s name, number of shares owned, length of period held, and proof of ownership

•	Candidate’s name, address, phone number, and age

•

A resume describing, at a minimum, the candidate’s educational background, occupation, employment history, and material outside commitments (e.g., memberships on other boards and committees, charitable foundations, etc.)

•	A supporting statement which describes the candidate’s reasons for seeking election to the Board of Directors and documents his or her ability to satisfy the director qualifications described above

•	The candidate’s consent to a background investigation

•	The candidate’s written consent to stand for election if nominated by the Board and to serve if elected by the shareholders

•	Any other information that will assist the Committee in evaluating the candidate in accordance with this procedure

The Corporate Secretary will promptly forward these materials to the Committee Chair and the Board Chair. The Committee may contact recommended candidates to request additional information necessary for its evaluation or for disclosure under applicable SEC rules.

Separate procedures apply if a shareholder wishes to nominate a director candidate for election at a meeting of shareholders. Those procedures, contained in our bylaws, are discussed in the Question and Answer section of this Proxy Statement on page 6.

Transactions with Related Persons

According to the Company’s Corporate Governance Guidelines, the Nominating & Corporate Governance Committee reviews and approves or ratifies transactions with related persons unless the transaction concerns compensation, in which case the duty falls to the Compensation Committee.

A “Related Person” is: (i) a person who has served as an executive officer, director or director nominee of the Company at any time since the beginning of the last fiscal year; (ii) a shareholder beneficially owning in excess of 5% of any class of the Company’s voting securities; (iii) an immediate family member of any person described in clause (i) or (ii); or (iv) an entity in which any of the foregoing persons has, or will have, a direct or indirect material interest.

An “Interested Transaction” is any transaction, arrangement or relationship, or series of similar transactions, (i) involving an amount that exceeds or is expected to exceed $120,000 in the aggregate; (ii) in which the Company or its subsidiaries was, is, or will be a participant; (iii) and in which a Related Person had, has, or will have a direct or indirect material interest; and (iv) the transaction, arrangement or relationship is not specifically excluded from the disclosure requirements of Item 404(a) of Regulation S-K.

The Company’s executive officers and directors are expected to notify the Company’s Corporate Secretary or Deputy Corporate Secretary of any current or proposed transaction that may be an Interested Transaction. The Corporate Secretary will determine if it is an Interested Transaction and, if so, will include it for consideration at the next meeting of the appropriate Committee.

Approval should be obtained in advance of an Interested Transaction whenever practicable. If it becomes necessary to approve an Interested Transaction between meetings, the Chair of the Committee is authorized to act on behalf of the Committee. The Chair will provide a report on the matter to the full Committee at its next meeting.

Although the appropriate Committee may review any transaction with a Related Person, the following Interested Transactions are specifically pre-approved, and no further action need be taken:

•

Any employment by the Company of an executive officer of the Company if (i) the related compensation is required to be reported in the Company’s Proxy Statement under Item 402 of the SEC’s compensation disclosure requirements (generally applicable to named executive officers); or (ii) the compensation is paid to an executive officer who is not required to be named in the Summary Compensation Table if the Compensation Committee has approved the compensation arrangement.

•

Any compensation paid to a director if the compensation is required to be reported in the Company’s Proxy Statement under Item 402(k) of the SEC’s compensation disclosure requirements and is approved by the Board of Directors.

•	Transactions in fulfillment of contractual obligations where the contract or arrangement was previously approved by the Board or a committee of the Board.

•

Any transaction with another company at which a Related Person’s only relationship is as an employee (other than an executive officer), director or beneficial owner of less than 10% of that company’s shares, if the aggregate amount involved over any 12-month period does not exceed the greater of $1,000,000, or 2% of that company’s total annual revenues.

•

Any charitable contribution, grant, or endowment by the Company to a charitable organization, foundation or university at which a Related Person’s only relationship is as an employee (other than an executive officer) or a director, if the aggregate amount involved does not exceed the greater of $1,000,000, or 2% of the charitable organization’s total annual receipts.

•	Transactions available to all employees generally and conducted on similar terms.

•

Any transaction where the Related Person’s interest arises solely from the ownership of the Company’s common stock and all holders of the Company’s common stock received the same benefit on a pro rata basis (e.g., dividends).

•	Any transaction involving a Related Person where the rates or charges involved are determined by competitive bids.

•

Any transaction with a Related Person involving the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority.

•	Any transactions with a Related Person involving services as a bank depository of funds, transfer agent, registrar, trustee under a trust indenture or similar services.

•	Employee compensatory arrangements, other than executive officers, established in the ordinary course of business.

•	Any transaction, contract, or arrangement approved by the Board of Directors.

Each of the following transactions were approved in accordance with the foregoing procedures:

Prior to Leggett’s divestiture of the Aluminum Segment on July 16, 2008, Daniel R. Hebert was an executive officer of the Company. Following the divestiture, Mr. Hebert continued his employment with Pace Industries, Inc. (now serving as its President), and Leggett entered into certain supply and transition services agreements with Mr. Hebert’s employer.

In 2008 and through the 2009 Record Date, two of our officers purchased shares of Leggett common stock from the Company’s treasury shares, as set out below. Through the third quarter of 2008, the price per share in each transaction was the average price the Company paid for shares it repurchased on the open market that day. Beginning in the fourth quarter of 2008, the price per share in each transaction was the closing price on the day of sale. The executives also paid an administrative fee of two cents per share, which reimburses the Company for the average commission paid for its open market share repurchases.

Name	Date of Purchase	Number of Shares	Market Price per Share	Administrative Fee	Total Purchase Price
Jack D. Crusa	2/18/09	4,000	$12.4500	$80	$49,880
David S. Haffner	3/6/08	5,000	16.0134	125	80,192
	3/11/08	10,000	15.2375	300	152,675
	3/14/08	12,000	14.9667	360	179,960
	3/17/08	10,000	14.9351	300	149,651
	7/30/08	5,000	19.4513	100	97,357
	10/27/08	25,000	14.5900	500	365,250
	11/20/08	5,000	12.2400	100	61,300
	2/9/09	5,000	13.7800	100	69,000
	2/10/09	4,000	12.9700	80	51,960
	2/12/09	6,000	12.8100	120	76,980
	2/17/09	5,000	12.5700	100	62,950
	2/18/09	3,000	12.4500	60	37,410
	2/20/09	8,000	12.2600	160	98,240
	2/23/09	10,000	11.7500	200	117,700
	3/2/09	5,000	10.7800	100	54,000
	3/5/09	5,000	10.6000	100	53,100

We buy shares of our common stock from our employees from time to time, and, in 2008, we purchased shares from two of our officers. All employees, including the officers listed below, pay a $25 administrative fee for each transaction. If the Company agrees to purchase stock before noon, the purchase price is the closing stock price on the prior business day; if the agreement is made after noon, the purchase price is the closing stock price on the day of purchase.

Name	Date of Purchase	Number of Shares	Market Price per Share	Total Purchase Price
Karl G. Glassman (son)	8/4/08	1,200	$19.84	$23,808
Dennis S. Park	8/11/08	499	21.88	10,918

The Company’s previous employment agreement with Harry M. Cornell, Jr., a director of the Company for part of 2008, entitles him to certain post-retirement benefits, including life insurance coverage and certain health benefits. The Company paid $22,294 in 2008 for Mr. Cornell’s Medicare, supplemental insurance, and prescription drug expenses. Of that amount, $17,020 was paid as a reimbursement for Medicare and prescription drug expenses from 2007. Upon retirement, Mr. Cornell also became entitled to supplemental pension payments equal to 65% of the average of his highest consecutive five-year earnings, minus an offset for social security benefits, for the longer of 15 years or life. These payments totaled $755,060 in 2008. As approved by the Compensation Committee, the Company also provides Mr. Cornell with office space and secretarial services, and he reimburses the Company for the actual costs of these benefits. In 2008, he reimbursed the Company $77,806 for secretarial services (salary and benefits) and $15,030 for office space (based on the rental cost for comparable facilities in the area).

The Company employs certain relatives of its directors and executive officers, including those listed below for Mr. Cornell and Mr. Wright who retired from the Board in May 2008. The total compensation of the employees listed below was calculated in a manner consistent with that of the Summary Compensation Table on page 38 and includes base salary, annual cash incentive, equity awards, and certain other compensation from Company benefit plans.

Director	Related Person’s Name	Title	Relationship	Total Compensation
Harry M. Cornell, Jr.	Lance Beshore	VP—Public Affairs & Government Relations	Son-in-law	$349,348

Felix E. Wright	Tom Wells, Jr.	Group VP/Director of Engineering Strategy & Technical Support	Son-in-law	174,985

Director Compensation

The Compensation Committee reviews director compensation every year and recommends any changes to the full Board for consideration at the May Board meeting. The Committee considers national survey data and trends but does not target director compensation to any specific percentage of the median.

Our standard annual compensation package for non-employee directors consists of a grant of restricted stock with a grant date market value of $100,000 on the date of each annual meeting of shareholders and the following cash compensation:

Retainer/Fee
Board Retainer
Non-employee Director	$50,000

Audit Committee
Chair	12,000
Member	8,000
Committee Meeting Fees	1,000

Compensation Committee
Chair	10,000
Member	6,000
Committee Meeting Fees	1,000

N&CG Committee
Chair	7,500
Member	5,000
Committee Meeting Fees	1,000

Prior to May 2008, we paid employee directors $3,000 per year, in quarterly installments, for their service as directors. For Mr. Haffner and Mr. Glassman, this director compensation is reported in the All Other Compensation column of the Summary Compensation Table on page 38. The Board eliminated employee director compensation in 2008.

Compensation earned by directors in 2008 is set forth in the table below. Directors may elect to defer their cash compensation into stock options or stock units under the Company’s Deferred Compensation Program, described on page 48. The Company also pays for all travel expenses the directors incur to attend Board meetings.

Mr. Cornell and Mr. Wright, both former Chief Executive Officers of the Company, did not stand for re-election as directors at the May 2008 annual meeting of shareholders. Their compensation reflects a partial year of service.

Mr. Cornell was a non-employee director, and all the compensation reported in the table below was earned in connection with his service as a director. He receives other post-retirement benefits under the terms of his previous employment agreement with the Company. These are described in the Transactions with Related Persons section on page 12.

Mr. Wright was an employee director until May. He was not an executive officer at any time in 2008, but he served as an employee consultant throughout 2008. Of the compensation reported for Mr. Wright in the table below, only $1,500 relates to his services as a director. The remaining amounts relate to services as an employee. Compensation amounts reported for Mr. Wright are described in footnote 5.

Director Compensation in 2008

Director	Fees Earned or Paid in Cash (1)	Stock Awards (2)	Option Awards (3)	Non-Qualified Deferred Compensation Earnings (4)	All Other Compensation	Total
Raymond F. Bentele	$60,000	$90,005	$—	$154	$5,181	$155,340
Ralph W. Clark	60,000	90,005	—	142	4,975	155,122
Harry M. Cornell, Jr.	25,000	23,339	—	—	1,314	49,653
R. Ted Enloe, III	63,000	90,005	—	780	5,986	159,771
Richard T. Fisher	81,500	145,594	—	1,889	10,419	239,402
Joseph W. McClanathan	66,500	90,005	—	—	4,564	161,069
Judy C. Odom	79,500	96,255	—	998	8,554	185,307
Maurice E. Purnell, Jr.	58,250	90,005	—	780	4,595	153,630
Phoebe A. Wood	70,250	106,317	—	2,116	13,028	191,711
Felix E. Wright (5)	777,230	202,764	237,512	50,547	180,088	1,448,141

(1)	The following directors deferred a portion of their 2008 cash compensation into stock units under the Company’s Deferred Compensation Program: Fisher—$20,550; Odom—$25,000; and Wood—$64,000.

(2)	Amounts reported in this column reflect two types of stock awards, described below: (a) an annual restricted stock award; and (b) the discount on stock units acquired in lieu of cash compensation under the Company’s Deferred Compensation Program.

(a)	Non-management directors are granted restricted stock awards in May each year upon their election or re-election to the Board. These shares vest one year after grant. Under FAS 123R, the Company recognizes compensation expense over the services period of the award equal to the market value of the stock on the grant date. Amounts reported in this column represent the compensation expense recognized in our 2008 financial statements related to the awards made in 2007 and 2008. The 2008 award was for 6,180 shares, having a grant date fair value of $99,992.40. These 6,180 shares were the directors’ only unvested restricted stock as of December 31, 2008.

(b)	Under the Deferred Compensation Program, stock units are acquired at a 20% discount to the market value of the Company’s stock. This column includes amounts attributable to this discount as follows: Fisher—$5,588; Odom—$6,250; and Wood—$16,312. Under FAS 123R, the Company recognizes compensation expense equal to the 20% discount.

(3)	No stock options were granted to directors in 2008, and the Company recognized no compensation expense in 2008 for previously granted options.

The directors held outstanding stock options as of December 31, 2008 as described below. Options that were granted in lieu of cash compensation under our Deferred Compensation Program are listed separately in the DC Options column. Mr. Wright holds 1,302,203 options (563,665 general options and 738,538 Deferred Compensation Options) that relate to his prior service as an employee.

Director	Options	DC Options	Total
Raymond F. Bentele	27,194	—	27,194
Ralph W. Clark	11,585	4,338	15,923
Harry M. Cornell, Jr.	7,160	10,000	17,160
R. Ted Enloe, III	25,464	21,168	46,632
Richard T. Fisher	10,482	—	10,482
Joseph W. McClanathan	1,454	—	1,454
Judy C. Odom	6,007	—	11,083
Maurice E. Purnell, Jr.	26,833	—	26,833
Phoebe A. Wood	976	—	976

(4)	Directors who elect to forego cash compensation in exchange for stock units receive dividend equivalents acquired at a 20% discount to market value. The 20% discount on those dividend equivalents is reported in this column.

Five directors currently have Deferred Compensation Program stock unit accounts. Details of the units they acquired in 2008 and their ending account balances are set forth below. Stock units are converted to shares of common stock upon distribution.

Director	Beginning Stock Unit Balance	Stock Units Credited for 2008 Compensation & Dividend Equivalents	Stock Units Credited in 2008 for Dividend Equivalents on Previous Deferrals	Stock Units Distributed in 2008	Stock Units in Account on 12/31/08
Raymond F. Bentele	2,468	—	49	(2,517)	—
Ralph W. Clark	1,647	—	32	(559)	1,120
Richard T. Fisher	2,068	1,670	115	(902)	2,951
Judy C. Odom	3,200	1,859	264	—	5,323
Phoebe A. Wood	6,445	4,859	532	—	11,836

(5)	Compensation reported for Mr. Wright, by column, is set forth below. Most of Mr. Wright’s compensation is paid pursuant to the terms of his employment agreement, which is described in the paragraph following this footnote.

(a)	Fees Earned or Paid in Cash—$775,730 consulting payments (described below) and $1,500 fees for service as an employee director. Mr. Wright deferred everything except his director fees into stock units under the Company’s Deferred Compensation Program described on page 48.

(b)	Stock Awards—attributable to the 20% discount on stock units acquired under the Deferred Compensation Program. See also footnote 2(b).

(c)	Stock Options—represents compensation expense the Company recognized for financial reporting purposes related to options granted in 2005 and 2006, calculated using the Black-Scholes option valuation model. For a description of assumptions used to calculate the fair value of these options, see Footnote L of the Company’s Form 10-K filed on February 26, 2008.

(d)	Non-Qualified Deferred Compensation Earnings—represents the discount on dividend equivalents acquired under the Deferred Compensation Program (see footnote 4 above) and the Executive Stock

Unit Program (see footnote 4(b) to the Summary Compensation Table on page 38.) Mr. Wright also has a supplemental pension, described below. The present value of the supplemental pension declined by $502,623 in 2008. The reduced value is not reflected in this table.

(e)	All Other Compensation—includes amounts set forth below. See footnote 5 to the Summary Compensation Table on page 40 for a description of amounts related to the ESU Program and Excess Retirement K.

ESU Program matching contributions and discount on contributions	$93,844
Retirement K Excess payments	37,235
Life and/or disability insurance benefits	14,806
Tax gross-ups	3,143
Perquisites:
Executive physical	623
Auto usage	3,187
Outside legal fees for financial planning	27,250

Total	$180,088

Mr. Wright and the Company entered into an employment agreement in 1999 in connection with his promotion to CEO. The agreement, as amended for subsequent terms, covered his term as CEO ending in 2006 and entitled Mr. Wright to a 2-year consulting term, which began June 1, 2007. During the first and second years of the consulting term, the consulting payments were equal to 75% and 60%, respectively, of the average of his highest consecutive five-year earnings (“Average Earnings”), where “earnings” includes only salary and incentive award. His Average Earnings were $1,164,154 at December 31, 2007, making his consulting payments $873,116 for Year 1 and $698,492 for Year 2. The consulting term is not renewable. Mr. Wright’s obligation to maintain the confidentiality of Company information remains in effect after expiration of the term of the agreement.

Mr. Wright’s employment agreement also provided for a supplemental pension in addition to the pension he is entitled to under the Retirement Plan. The supplemental pension begins upon the later of termination of employment or the expiration of the consulting term. The supplemental pension will be for life or 15 years, whichever is longer. Mr. Wright’s annual pension payments are 55% of Average Earnings, making his annual payment $640,285.

While he receives supplemental pension payments, the Company will continue to provide health insurance and a Medicare supplement to Mr. Wright and his dependents after his retirement or disability for the longer of 15 years or life, as well as life insurance coverage equal to the coverage the Company provided to him immediately prior to termination. In addition, the Company is obligated to reimburse Mr. Wright for any income or other taxes he incurs on these benefits.

PROPOSALS TO BE VOTED ON AT THE ANNUAL MEETING

PROPOSAL ONE

Election of Directors

At the annual meeting, nine directors will be elected to hold office until the next annual meeting of shareholders or until their successors are elected and qualified. All the director nominees have been previously elected by our shareholders. If any nominee named below is unable to serve as a director (an event the Board does not anticipate), the proxy will be voted for a substitute nominee, if any, designated by the Board. Our employment agreements with Mr. Haffner and Mr. Glassman provide that they may terminate their agreements if not re-elected as directors (see page 49 for a description of the agreements).

Ralph W. Clark, age 68, was a Vice President of International Business Machines Corporation (IBM) from 1988 until 1994. He also served as Chairman of Frontec AMT Inc., a software company, until his retirement in 1998. Mr. Clark was first elected as a director of the Company in 2000.

R. Ted Enloe, III, age 70, has been Managing General Partner of Balquita Partners, Ltd., a family securities and real estate investment partnership, since 1996. He also served as President and Chief Executive Officer of Optisoft, Inc., a manufacturer of intelligent traffic systems, from 2003 to 2005. Mr. Enloe serves as a director of Silicon Laboratories Inc., a designer of mixed-signal integrated circuits, and Live Nation, Inc., a venue operator, promoter and producer of live entertainment events. He was first elected as a director of the Company in 1969.

Richard T. Fisher, age 70, has been Senior Managing Director, Midwest Division of Oppenheimer & Co., an investment banking firm, since 2002. He served as Managing Director of CIBC World Markets Corp., an investment banking firm, from 1990 to 2002. Mr. Fisher was first elected as a director of the Company in 1972 and has served as the independent Board Chair since 2008.

Karl G. Glassman, age 50, was appointed Chief Operating Officer of the Company in 2006 and Executive Vice President in 2002. He previously served the Company as President of the Residential Furnishings Segment from 1999 to 2006, Senior Vice President from 1999 to 2002, and President of Bedding Components from 1996 through 1998. Mr. Glassman has served the Company in various capacities since 1982. He was first elected as a director of the Company in 2002.

David S. Haffner, age 56, was appointed Chief Executive Officer of the Company in 2006 and has served as President of the Company since 2002. He previously served as the Company’s Chief Operating Officer from 1999 to 2006, Executive Vice President from 1995 to 2002, and in other capacities since 1983. Mr. Haffner serves as a director of Bemis Company, Inc., a manufacturer of flexible packaging and pressure sensitive materials. Mr. Haffner was first elected as a director of the Company in 1995.

Joseph W. McClanathan, age 56, has served as President and Chief Executive Officer of the Energizer Household Products Division of Energizer Holdings, Inc., a manufacturer of portable power solutions, since November 2007. Prior to his current position, he served Energizer as President and Chief Executive Officer of the Energizer Battery Division from 2004 to 2007, as President–North America from 2002 to 2004, and as Vice President–North America from 2000 to 2002. He was first elected as a director of the Company in 2005.

Judy C. Odom, age 56, served as Chairman of the Board and Chief Executive Officer of Software Spectrum, Inc., a computer software company, until 2002. She is a director of Harte Hanks Inc., a direct marketing company. Ms. Odom was first elected as a director of the Company in 2002.

Maurice E. Purnell, Jr., age 69, has been Of Counsel to the law firm of Locke Lord Bissell & Liddell LLP, or its predecessor firm, since 2002, where he had been a partner since 1972. Mr. Purnell was first elected as a director of the Company in 1988.

Phoebe A. Wood, age 55, served as Vice Chairman, Chief Financial Officer and in other capacities at Brown-Forman Corporation, a diversified consumer products manufacturer, from 2001 until her retirement in 2008. Ms. Wood previously held various positions at Atlantic Richfield Company, an oil and gas company, from 1976 to 2000. Ms. Wood was first elected as a director of the Company in 2005.

The Board recommends that you vote FOR the election of each of the director nominees.

PROPOSAL TWO

Ratification of Selection of Independent Registered Public Accounting Firm

The Audit Committee has selected PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009. PwC (or its predecessor firm) has been our independent registered public accounting firm since 1991.

We are asking our shareholders to ratify the Audit Committee’s selection of PwC as our independent registered public accounting firm. Although ratification is not required by the Company’s bylaws or otherwise, the Board is submitting the selection of PwC to our shareholders for ratification as a matter of good corporate practice. If our shareholders fail to ratify the selection, it will be considered a direction to the Audit Committee to consider a different firm. Even if this selection is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change is in the best interest of the Company and our shareholders.

PwC representatives are expected to be present at the annual meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate shareholder questions.

The Board recommends that you vote FOR the ratification of PwC as independent registered public accounting firm.

Audit and Non-Audit Fees

The fees billed or expected to be billed by PwC for professional services rendered in fiscal years 2008 and 2007 are shown below.

Type of Service	2008	2007
Audit Fees (1)	$2,371,964	$2,074,055
Audit-Related Fees (2)	0	261,455
Tax Fees (3)	505,194	578,651
All Other Fees	0	0

Totals	$2,877,158	$2,914,161

(1)	Includes: rendering an opinion on the Company’s consolidated financial statements and the effectiveness of internal control over financial reporting; quarterly reviews of our financial statements; statutory audits as required; comfort and debt covenant letters; and services in connection with securities regulatory filings.

(2)	Includes: consulting on accounting and financial reporting issues; limited procedures reports related to agreements or arbitrations; continuing professional education; audits of employee benefit plans and subsidiaries; and due diligence and audit procedures related to acquisitions and joint ventures.

(3)	Includes: preparation and review of tax returns and tax filings; tax consulting and advice related to compliance with tax laws; tax planning strategies; and tax due diligence related to acquisitions and joint ventures. Of the tax fees listed above in 2008, $273,785 relate to compliance services and $31,409 relate to consulting and planning services.

The Audit Committee has determined that the provision of these approved non-audit services by PwC is compatible with maintaining PwC’s independence.

Pre-Approval Procedures for Audit and Non-Audit Services

The Audit Committee is responsible for the appointment and compensation of the Company’s independent registered public accounting firm. To fulfill this responsibility, the Audit Committee has established a procedure for pre-approving the services performed by the Company’s auditors. All services provided by PwC in 2008 were approved in accordance with the adopted procedures. There were no services provided or fees paid in 2008 for which the pre-approval requirement was waived.

The procedure provides standing pre-approval for:

•

Audit Services—rendering an opinion on the Company’s financial statements and the effectiveness of internal control over financial reporting; quarterly reviews of the Company’s financial statements; statutory audits as required; comfort and debt covenant letters; and services in connection with regulatory filings.

•

Audit-Related Services—consultation on new or proposed transactions, statutory requirements, or accounting principles; reports related to contracts, agreements, arbitration, or government filings; continuing professional education; audits of employee benefit plans and subsidiaries; and due diligence and audits related to acquisitions and joint ventures.

•

Tax Services—preparation and review of Company and related entity income, sales, payroll, property, and other tax returns and tax filings and permissible tax audit assistance; preparation or review of expatriate and similar employee tax returns and tax filings; tax consulting and advice related to compliance with applicable tax laws; tax planning strategies and implementation; and tax due diligence related to acquisitions and joint ventures.

Any other audit, audit-related, or tax services provided by the Company’s auditors require specific Audit Committee pre-approval. The Audit Committee must also specifically approve in advance all permissible non-audit internal control related services to be performed by the Company’s auditors. Management provides quarterly reports to the Audit Committee concerning any fees paid to the auditors for their services.

Audit Committee Report

The Audit Committee is composed of six non-management directors who are independent as required by SEC and NYSE rules. The Audit Committee operates under a written charter adopted by the Board which is posted on the Company’s website at www.leggett-search.com/governance.

Management is responsible for the Company’s financial statements and financial reporting process, including the system of internal controls. PwC, our independent registered public accounting firm is responsible for expressing an opinion on the conformity of the audited consolidated financial statements with generally accepted accounting principles. The Audit Committee is responsible for monitoring, overseeing and evaluating these processes, providing recommendations to the Board regarding the independence of and risk assessment procedures used by our independent registered public accounting firm, selecting and retaining our independent registered public accounting firm, and overseeing compliance with various laws and regulations.

At its meetings, the Audit Committee reviewed and discussed the Company’s audited financial statements with management and PwC. The Audit Committee also discussed with PwC all items required by the Statement on Auditing Standards No. 61, as amended.

The Audit Committee received the written disclosures and letter from PwC required by applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s communications with the Audit Committee concerning independence and has discussed the independent registered public accounting firm independence with them.

The Audit Committee has relied on management’s representation that the financial statements have been prepared in conformity with generally accepted accounting principles and on the opinion of PwC included in their report on the Company’s financial statements.

Based on the review and discussions with management and PwC referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s 2008 Annual Report on Form 10-K.

Raymond F. Bentele

Ralph W. Clark

Richard T. Fisher

Joseph W. McClanathan

Judy C. Odom (Chair)

Phoebe A. Wood

PROPOSAL THREE

Approval of the 2009 Key Officers Incentive Plan

Section 162(m) of the Internal Revenue Code limits the amount of compensation that may be deducted by the Company in any year to those persons named in the Summary Compensation Table on page 38 (not including the Chief Financial Officer). However, certain “performance-based” compensation is not subject to this deduction limit. Compensation is “performance-based” if payment is conditioned on the achievement of performance goals set by a committee of outside directors. The Company’s shareholders must approve the material terms of such performance goals.

In 2004, our shareholders approved the 2004 Key Officers Incentive Plan (the “2004 Incentive Plan”). Compensation paid to our most highly compensated officers under the 2004 Incentive Plan for the past three years is shown in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table on page 38. Plans providing benefits intended to qualify as performance-based compensation under Section 162(m) of the Code must be approved by shareholders every five years.

Subject to shareholder approval, the Compensation Committee (the “Committee”) adopted the 2009 Key Officers Incentive Plan (the “2009 Incentive Plan” or the “Plan”) to replace the 2004 Incentive Plan. The 2009 Incentive Plan broadens the list of potential performance objectives and requires repayment of awards paid in error if the Company is required to restate previously reported financial results. If approved by shareholders, the 2009 Incentive Plan will become effective as of January 1, 2009. If not approved by shareholders, no performance-based awards will be paid under either the 2004 or the 2009 Incentive Plans.

Set forth below is a description of the key features of the 2009 Incentive Plan. This description is subject to and qualified by the full text of the Plan attached as Appendix B, which is incorporated by reference herein.

The purpose of the 2009 Incentive Plan is to attract, motivate and retain participants who make significant contributions to the Company’s success by allowing them to share in that success. The Plan is designed to permit the Company to maximize tax deductions for performance-based compensation paid or awarded to participants under the Plan. The Company’s executive officers (currently 11 persons) are eligible for participation in the Plan.

The Plan is administered by the Committee, which has sole responsibility for: selecting participants; setting target percentages; establishing performance objectives, performance periods and award formulas; and determining awards.

The Plan provides for the payment of cash awards to participants based on the attainment of certain performance objectives. Performance objectives may differ for each participant and may be based on corporate financial measures or individual measures. Performance objectives may be different for different Participants and may be based on corporate financial measures or individual measures. Performance Objectives may include, without limitation, revenue, operating income, return on equity, return on assets, cash flow, earnings, total shareholder return, share price performance, and any of the other performance measures listed in Section 2.2 of the Plan (see page B-2).

The Committee will establish the award formula and participants’ target percentages no later than 90 days after the beginning of the year or before 25% of a performance period has elapsed. The Committee may reduce a participant’s award as calculated under the formula by up to 20% but may not increase the award. No participant who is subject to Section 162(m) of the Code will be entitled to an additional award based on another participant forfeiting all or any portion of the discretionary payment. A participant’s award may not exceed two times the participant’s base salary. Participants may elect to defer their awards under the Company’s Deferred Compensation Program.

The Committee has not yet approved the formula for determining awards for 2009 performance under the Plan. Accordingly, 2009 incentive awards under the Plan are not determinable at this time. The table below sets forth the amounts that were payable for 2008 performance under the 2004 Key Officers Incentive Plan (which is substantially the same as the 2009 Key Officers Incentive Plan), to each of the individuals and groups listed below.

Name	2008 Incentive Award
David S. Haffner	$390,600
Matthew C. Flanigan	121,660
Karl G. Glassman	255,150
Joseph D. Downes, Jr.	210,869
Paul R. Hauser	124,393
All executive officers, as a group	1,448,403

A description of the 2008 awards, performance measures and payout decisions is contained in the Annual Incentive Awards section of the Compensation Discussion and Analysis beginning on page 31.

The Company intends to file a Current Report on Form 8-K in late March after the Committee has approved the award formula for 2009 performance. Although not final, we expect the Committee to set the following performance measures and relative weighting of each. The individual performance goals will likely be established separately from this Plan. We further expect that the Committee will set the maximum payout at 150%.

Participant Type	Performance Measures	Relative Weight
Corporate Participants	Return on Capital Employed	60%
(Haffner, Flanigan, Glassman)	Cash Flow	20%
	Individual Performance Goals	20%

Profit Center Participants	Return on Capital Employed	40%
(Downes, Hauser)	Budgeted Earnings	40%
	Individual Performance Goals	20%

The Committee may approve certain adjustments to the GAAP definition of these measures. Any such adjustments will be explained in the Form 8-K.

If, within 24 months after an award is paid, the Company is required to restate previously reported financial results, the Committee will require all participants to repay any amounts paid in excess of the amounts that would have been paid based on the restated financial results. In addition, the Committee may require repayment of the entire award from those participants the Committee determines, in its discretion, to be personally responsible for gross misconduct or fraud that caused the need for the restatement.

The Company has a separate incentive plan for other key management employees, the Key Management Incentive Plan. The terms of the Key Management Incentive Plan are substantially the same as those of the 2009 Incentive Plan which governs our Section 16 Officers.

The Committee may amend or terminate the Plan at any time, provided that no amendment will be made without shareholder approval if such approval is required under applicable law or for bonuses to qualify as “performance-based compensation.”

The Board recommends that you vote FOR approval of the 2009 Key Officers Incentive Plan.

PROPOSAL FOUR

Shareholder Proposal Requesting the Addition of Sexual Orientation and

Gender Identity to the Company’s Written Non-Discrimination Policy

The Office of the Comptroller of New York City, as custodian and trustee of the New York City Employees’ Retirement System, the New York City Teachers’ Retirement System, the New York City Police Pension Fund and the New York City Fire Department Pension Fund, and as custodian of the New York City Board of Education Retirement System, has notified us of its intent to present the following proposal for consideration at the annual meeting. The addresses and number of shares held by such shareholders are available from the Company upon request to its Secretary.

The proposed resolution and supporting shareholder statement are followed by a statement of opposition and a recommendation from the Company’s Board. The Company accepts no responsibility for the proposed shareholder resolution and supporting statement.

Proposed Shareholder Resolution and Statement

Whereas: Leggett & Platt, Inc., does not explicitly prohibit discrimination based on sexual orientation and gender identity in its written employment policy;

Over 88% of the Fortune 500 companies have adopted written nondiscrimination policies prohibiting harassment and discrimination on the basis of sexual orientation, as have more than 98% of Fortune 100 companies, according to the Human Rights Campaign; over 30% now prohibit discrimination based on gender identity;

We believe that corporations that prohibit discrimination on the basis of sexual orientation and gender identity have a competitive advantage in recruiting and retaining employees from the widest talent pool;

According to a June, 2008 survey by Harris Interactive and Witeck-Combs, 65% of gay and lesbian workers in the United States reported facing some form of job discrimination related to sexual orientation; an earlier survey found that almost one out of every 10 gay or lesbian adults also reported that they had been fired or dismissed unfairly from a previous job, or pressured to quit a job because of their sexual orientation;

Twenty states, the District of Columbia and more than 160 cities and counties, have laws prohibiting employment discrimination based on sexual orientation; 12 states and the District of Columbia have laws prohibiting employment discrimination based on sexual orientation and gender identity;

Minneapolis, San Francisco, Seattle and Los Angeles have adopted legislation restricting business with companies that do not guarantee equal treatment for gay and lesbian employees;

Our company has operations in, and makes sales to, institutions in states and cities that prohibit discrimination on the basis of sexual orientation;

National public opinion polls consistently find more than three quarters of the American people support equal rights in the workplace for gay men, lesbians and bisexuals; for example, in a Gallup poll conducted in May, 2007, 89% of respondents favored equal opportunity in employment for gays and lesbians;

Resolved: The Shareholders request that Leggett & Platt, Inc. amend its written equal employment opportunity policy to explicitly prohibit discrimination based on sexual orientation and gender identity and to substantially implement the policy.

Supporting Statement: Employment discrimination on the basis of sexual orientation and gender identity diminishes employee morale and productivity. Because state and local laws are inconsistent with respect to employee discrimination, our company would benefit from a consistent, corporate-wide policy to enhance efforts to prevent discrimination, resolve complaints internally, and ensure a respectful and supportive atmosphere for all employees. Leggett & Platt, Inc. will enhance its competitive edge by joining the growing ranks of companies guaranteeing equal opportunity for all employees.

Company’s Statement in Opposition:

We believe the proposed resolution is unnecessary because Leggett is already an equal opportunity employer with a firm and long-standing commitment to preventing discrimination in the workplace. Leggett’s existing anti-discrimination policy states, “We are committed to equal opportunity, and strive to maintain a workplace free of discrimination based on any factors other than the skills and abilities of our applicants and employees. These principles of equal opportunity should be applied in all aspects of employment including: recruiting, hiring, promotion, training, compensation, termination and disciplinary action.”

We are committed to the highest ethical standards, which include assuring equal employment and promotional opportunities free of discrimination on any basis other than merit and performance-related qualifications. Our policies reflect our high standards, and we implement these policies in our business operations through ongoing training.

We believe our employment record supports our commitment to nondiscrimination. In a company with more than 20,000 employees, we are not aware of a single charge of discrimination based on sexual orientation or gender identity filed with any city, state or federal agency, nor has the Company received notice from any customer or supplier that its employment policies or practices jeopardize its relationship with them. In addition, for over twenty years Leggett has provided employees with access to a national hotline for anonymous reporting of discrimination or harassment in the workplace.

We believe our written policies should specifically list only those types of discrimination prohibited by federal law. This approach furthers the Company’s legal compliance efforts by highlighting categories of illegal discrimination and, thus, helps to reduce our compliance costs. We also believe the addition of sexual orientation and gender identity to the list would result in increased costs by encouraging frivolous lawsuits.

We believe singling out employees by sexual orientation or gender identity (or any other classification not mandated by federal law) would dilute our policy of prohibiting discrimination in any form and would divert attention from our primary goal of a completely non-discriminatory workplace.

We believe that adding sexual orientation to the list of prohibited forms of discrimination may lead to a more expansive agenda, including the addition of domestic partner benefits at a significant cost to the Company.

Over a two-thirds majority of Leggett’s shareholders defeated similar proposals at the Company’s 2006, 2007 and 2008 annual meetings. We believe this overwhelming rejection by shareholders sent a clear message to our Board that Leggett should oppose this unnecessary and costly addition to our nondiscrimination policy.

The Board of Directors recommends that you vote AGAINST this shareholder proposal.

Discretionary Vote on Other Matters

We are not aware of any business to be acted upon at the annual meeting other than the four items described in this Proxy Statement. Your signed proxy, however, will entitle the persons named as proxy holders to vote in their discretion if another matter is properly presented at the meeting. If one of the director nominees is not available as a candidate for director, the proxy holders will vote your proxy for such other candidate as the Board may nominate.

EXECUTIVE COMPENSATION AND RELATED MATTERS

Compensation Discussion & Analysis

This section discusses our executive compensation program and the rationale for decisions in 2008 affecting the compensation of our named executive officers or “NEOs” listed below. Total 2008 compensation for these executives is reported in the Summary Compensation Table on page 38.

David S. Haffner	Chief Executive Officer and President
Matthew C. Flanigan	Chief Financial Officer
Karl G. Glassman	Chief Operating Officer and Executive Vice President
Joseph D. Downes, Jr.	Senior Vice President
Paul R. Hauser	Senior Vice President

The Compensation Committee, consisting of four independent directors, sets executive officer compensation. The Committee works with management and is accountable to the full Board of Directors to ensure that our executive compensation program allows us to attract and retain a superior management team dedicated to building long-term value for shareholders.

To meet this objective, the Committee targets a total compensation package that:

•	Is significantly weighted toward performance-based equity

•	Motivates executives to take appropriate business risks, resulting in decisions that are in the best interests of shareholders

•	Provides greater rewards for superior performance and accountability for poor performance

•	Provides rewards with clear ties to specific business objectives

•	Keeps us competitive with companies against which we might compete for executive talent

•	Balances rewards between short-term and long-term performance to ensure sustained excellence

2008 Performance and Effect of Economic Crisis on 2009 Compensation Decisions

This Compensation Discussion & Analysis primarily addresses 2008 compensation, most of which was set early in the year. During 2008, we successfully executed major strategic objectives, including the divestiture of several underperforming or non-strategic business units. Our business outlook dramatically changed in the fourth quarter of 2008 due to the global financial crisis. In spite of the fourth quarter downturn, which pulled our total shareholder return for 2008 down to -7%, our performance ranked in the top 10% of the S&P 500 companies.

World financial markets have continued to deteriorate in 2009, making it extremely difficult to project 2009 earnings. Listed below are the executive compensation actions we have recently taken, or not taken, in response to this volatile business environment. These decisions represent our best understanding as of the date of this proxy statement and may be subject to change if future economic or business developments require different decisions in order to meet our stated compensation objectives.

•	We froze base salaries indefinitely. Merit increases that would normally occur in April have been delayed until business conditions improve.

•	We maintained performance targets for 2008 incentive plan payouts, which resulted in payouts that were well below target levels. (See discussion of annual incentive plan, beginning on page 31.)

•

We maintained the type and mix of equity awards. We grant stock options and Performance Stock Units (PSUs) on the first business day of the year. Options reward absolute corporate performance (increased stock price) and PSUs reward relative performance (measured by total shareholder return). The Committee believes this mix meets our previously described compensation objectives, even in a down market.

•

We maintained the size of equity awards, determined by market value as a multiple of base salary. When the stock price is low, more shares are required to deliver the same value. We regularly monitor our stock plan share authorization, and will make future adjustments if necessary to balance dilution and overhang concerns with our compensation objective to deliver a substantial portion of executive compensation in the form of performance-based equity.

•

We did not exchange or cash out underwater options. With the exception of options granted in exchange for deferred compensation, all of our executive officers’ options are underwater. The Committee believes options generally provide the appropriate linkage of performance and compensation, and we currently have no plans to address underwater options.

Total Compensation Package

Our executive compensation package delivers a mix of fixed and variable compensation paid in cash and equity. The primary components are:

Compensation Type	Fixed/Variable	Cash/Equity
Base Salary	Fixed	Cash
Annual Incentive	Variable	Cash
Stock Options	Variable	Equity
Performance Stock Units	Variable	Equity

The fixed component, base salary, is the Company’s basic agreement with its executives for compensation in exchange for services and is intended to be reasonably competitive with other companies with which we may compete for executive talent, as discussed below. To maximize the Company’s tax deduction, the Committee currently plans to keep base salaries (the only non performance-based compensation element) below the $1 million threshold set by Section 162(m) of the Internal Revenue Code, although distributions of previously deferred compensation will occasionally result in compensation that exceeds the threshold.

The variable components are intended to tie our executives’ wealth creation potential to that of shareholders and to motivate executives to perform to their highest potential. The better the Company performs, the greater the executives’ reward and vice versa.

In keeping with our objective to link compensation to Company performance, the Committee ensures that a significant percentage of the total compensation package is structured as variable, or “at risk,” compensation and is weighted toward equity. The percentage of each component relative to the total is not determined by any specific formula.

The charts below show the fixed-to-variable and cash-to-equity ratios of average NEO compensation in 2008.

The illustrations in the charts above are not comparable to the compensation amounts reported in the Summary Compensation Table on page 38. The illustrations above include only the four primary compensation components (which comprise a high percentage of total compensation) and use a different equity valuation methodology. For this calculation, we assumed the value of equity awards to be equal to the grant date fair value of the awards, which is the value reported in the Grants of Plan-Based Awards Table on page 41. Equity values disclosed in the Summary Compensation Table reflect the expense the Company recognized during the year for all unvested equity awards, including awards granted in prior years.

The variable components reward different measures of Company performance over different time spans, as follows:

Variable Compensation	Performance Measure	Performance Period
Annual Incentive	Return on Net Assets; Return on Capital Employed; Achievement of Budgeted Earnings	1 year

Stock Options	Increase in Stock Price	3-10 years

Performance Stock Units	Total Shareholder Return (relative)	3 years

The Committee believes our compensation structure provides appropriate incentives for executives without encouraging them to take excessive risk because it:

•	Rewards a variety of performance measures, thus minimizing an unbalanced focus on any single measure of performance

•	Is weighted toward long-term performance, discouraging short-term actions that might not lead to long-term value

•	Combines absolute and relative performance measures

•	Includes a cap on incentive award payouts

•

Requires forfeiture of annual incentive awards improperly paid if the Company is required to restate previously reported financial results. This change will be effective in 2009, for awards under the 2009 Key Officers Incentive Plan, subject to shareholder approval of the Plan. (See page 20 and Appendix B.)

In addition to the four primary components, executives may participate in a tax-qualified discount stock purchase plan and a 401(k) retirement plan offered to employees generally. We also offer executives two non-qualified equity-based programs, the Executive Stock Unit Program (the “ESU Program”) and the Deferred

Compensation Program. The ESU and Deferred Compensation Programs are intended to encourage executives to convert their cash compensation into equity. The ESU Program is our primary executive retirement plan, and is payable entirely in Company stock. These programs are described in more detail on page 48. Compensation earned through participation in these programs is primarily reflected in the All Other Compensation column of the Summary Compensation Table on page 38. Because earnings vary according to the level of participation in these voluntary programs, we exclude them from our analysis of the basic annual compensation package.

The Role of Management, the Board of Directors and Outside Advisors in Compensation Decisions

The Committee has authority to engage its own outside compensation consultant as needed, but it did not do so in 2008. John Moore, Vice President of Corporate Affairs & Human Resources, works with Company personnel to provide any compensation data, research, and analysis the Committee may request. In addition to Mr. Moore, the Committee invites the Chief Executive Officer, David Haffner, to attend Committee meetings. These officers participate in discussions about executive compensation matters, but they have no vote on Committee actions. The Committee frequently meets in executive session.

The Committee decides the type and appropriate mix of compensation elements, sets the performance targets and payout schedules for incentive compensation, and decides the level of salary and incentive awards for each executive officer. The Committee meets in executive session without management present to discuss performance and set compensation levels for Mr. Haffner and Mr. Glassman. For the other executive officers, Mr. Haffner discusses with the Committee his recommendation for salary increases and equity award sizes, based on his assessment of each executive’s performance.

The Committee reports its actions to the Board at each Board meeting. The full board must review and approve certain actions, including employment and severance benefit agreements, incentive payouts, and amendments to stock plans.

The Annual Review and Use of Compensation Data

At its March meeting each year, the Committee reviews the four primary elements of the annual compensation package for executive officers: base salary, incentive bonus, stock options and PSU awards. We refer to this meeting as the Annual Review. Based on this review, the Committee approves any base salary increases and sets the incentive plan target percentage for each executive officer. Increases to base salary affect all four elements of the annual compensation package, because the variable compensation elements (incentive award, stock options and PSUs) generally are determined as a multiple of base salary. Equity award sizes are reviewed again in November, prior to the grant of stock options and PSUs on the first business day of each year.

Just prior to the Annual Review, the Committee reviews the total compensation package for the preceding year as disclosed in the proxy statement. This review includes the impact of secondary compensation elements, such as voluntary equity plans and retirement plans, as well as potential payments upon termination or change in control. Decisions about secondary and post-termination compensation elements are made at various times throughout the year as the plans or agreements giving rise to the compensation are reviewed. See page 36 for a discussion of the Committee’s 2008 review of severance benefit agreements.

In connection with its 2008 Annual Review, the Committee evaluated the following data assembled and prepared by Company personnel:

•	Compensation survey data published by two national consulting firms, Watson Wyatt and Towers Perrin (described more fully below)

•	Current annual compensation for each executive officer

•	Potential value of each executive officer’s current compensation package under three Company performance scenarios (threshold, target and outstanding performance)

•	Illustration of how the addition of PSU awards, granted for the first time in 2008, affected total annual compensation

•	The average executive officer cash-to-equity ratio and fixed-to-variable pay ratio

•	Each executive’s compliance with our stock ownership requirements

•	Each executive’s accumulated wealth from outstanding equity awards, including a sensitivity analysis of the impact of changes in our stock price

The Committee uses this information to develop a picture of each executive’s annual compensation package in the context of past decisions, internal pay relationships and the external market.

We have not compared our compensation to that of a specific peer group of companies. Given the complexity of our markets and the diversity of our product lines, we have not identified a large enough group of companies that are enough like us to make such a comparison meaningful and accurate. Instead, for external market data, we used survey data disclosing 2007 compensation published by Watson Wyatt (“Survey Report of Top Management Compensation”) and Towers Perrin (“Comp Online—Executive Database”) (collectively, the “2008 Survey Data”). From each survey, we sought the largest sample size possible using the data of companies that most closely matched our revenues and the individual executive’s job description. From the Watson Wyatt survey, we analyzed data from all of the surveyed manufacturing companies for the CEO, CFO and COO positions. Since these positions are common at most of the survey companies, the sample size was sufficiently large—210 for the CEO position, 221 for the CFO position and 72 for the COO position. For the two Senior Vice President operating positions, we analyzed data from all of the surveyed companies except financial organizations with median revenue close to the revenue of that executive’s business unit or operations, which included 50 companies for one position and 25 for the other. From the Towers Perrin survey, we analyzed U.S. general industry data for surveyed companies with similar revenue to the company or business unit, as appropriate, resulting in sample sizes from 31 to 145. The use of multiple surveys enables us to develop a more balanced picture of the compensation market.

We use survey data to get a general sense of the competitive market. In addition, for some compensation elements, we may endeavor to set compensation levels within a general range, but we do not target a specific percentage for any element. We find base salary data the most reliable, and we generally target base salaries slightly below the market median. Incentive compensation (annual cash and long-term equity) data is more difficult to accurately compare, due to differences in methodologies and survey populations. For that reason, the Committee did not target any specific incentive compensation percentile, but found generally that our cash incentive amounts significantly lagged behind the survey data. To understand this difference, the Committee noted that Leggett’s total shareholder return (TSR) for the period covered in the 2008 Survey Data was low relative to S&P 500. The degree of the difference in compensation, however, was partly due to Leggett’s lower incentive target opportunity. Even with stronger performance, our cash incentive compensation would have been significantly lower than the 2008 Survey Data because the target opportunity was lower. The Committee decided to modestly increase incentive target percentages in connection with other changes it was making to better align the incentive bonus structure with our strategic plan. Changes to the incentive plan are discussed on page 33.

As a result of its Annual Review in March 2008, the Committee took the following actions:

•

Increased Mr. Haffner’s base salary by 11%. This increase took him from 79% to 92% of the median Towers Perrin data and from 84% to 97% of the median Watson Wyatt data. In addition to the market adjustment, the Committee acknowledged the key leadership role Mr. Haffner had played in developing the Company’s strategic plan throughout 2007 and his actions in 2008 to execute the plan.

•

Increased Mr. Flanigan’s base salary by 21%. This increase was primarily a market adjustment, taking Mr. Flanigan from 63% to 83% of the median Towers Perrin data and from 68% to 90% of the median Watson Wyatt data. Since Mr. Flanigan’s appointment as CFO in 2003, the Committee has been gradually increasing his compensation relative to the market as his skills, experience and contributions increase. The Committee determined that his strong performance warranted an increase that would put him in the same range as the other executive officers relative to external market data.

•	Increased the other NEO base salaries by amounts ranging from 3.0% to 4.2%, in line with the Company’s merit budget for all salaried personnel.

•

Increased the NEOs target incentive percentage by amounts ranging from 6% to 10% of base salary to bring them closer to the median target incentives of the 2008 Survey Data. As adjusted, target incentive percentages remain slightly below median.

Compensation Differences among Executives and the Role of Individual Performance

The Committee does not set the compensation level for any position as an absolute percentage of any other position, but it does consider internal pay relationships. Compensation decisions involve a high degree of discretion and are influenced by:

•	the level of responsibility for each position relative to other executive positions within the Company

•	how the compensation package for that position compares to the competitive market for similar positions

•	the executive’s individual contributions

•	the executive’s tenure and experience in the position

•	the need to retain the executive

Any decisions to adjust compensation in recognition of individual excellence or weakness are subjective and are most likely to be reflected in base salary. In 2009, executive officers will have individual performance goals tied to specific business objectives within their scope of authority. The degree to which those goals are met will be reflected in the executive’s annual incentive bonus.

The Committee distinguishes between the top two executive positions (the Chief Executive Officer and the Chief Operating Officer) and the remaining executive officer positions. Base salaries, as well as annual incentive targets and stock option multiples, are higher for the CEO and COO in recognition of their greater level of authority and responsibility. In 2008, Mr. Haffner’s annual compensation package (consisting of the four primary components previously described) compared to the other NEO’s as follows:

Name	Position	CEO Multiple- Fixed Comp	CEO Multiple- Variable Comp
Karl G. Glassman	Chief Operating Officer	1.3	2.0
Matthew C. Flanigan	Chief Financial Officer	2.3	4.3
Joseph D. Downes, Jr.	Senior Vice President	3.1	4.3
Paul R. Hauser	Senior Vice President	2.8	5.1

Compensation Elements

Base Salary. Base salary is the key driver of our executives’ total compensation package, because incentive compensation is typically set as a percentage of base salary. The Committee believes it is important to evaluate base salaries relative to the market in order to protect the Company’s ability to retain its executives and attract new executives when necessary. Accordingly, the Committee reviewed the 2008 Survey Data to determine how our NEO salaries compared to the competitive market for similar positions. The Committee expects our NEO base salaries, collectively, to be slightly below the market median. At the time of the Committee’s review, our NEO base salaries ranged from 63% to 101% of the market median in the Towers Perrin survey and from 68% to 101% of the market median of the Watson Wyatt survey. The Committee considers this range appropriate to maintain market competitiveness.

Each year, the Company sets a merit increase budget for salaried U.S. employees based on Consumer Price Index (CPI) data, other national economic data and our own business climate. For 2008, this merit increase budget was 3%. The Committee considers this merit increase figure as one factor in determining salary increases for executive officers.

Mr. Haffner and Mr. Glassman have the option to terminate their respective employment agreements without further obligation to the Company if they do not receive a salary increase for any year, unless the failure to receive an increase was due to a company-wide salary freeze applicable for the year. For 2009, salaries have been frozen throughout the Company until business conditions improve.

Annual Incentive Awards. We make annual incentive awards to our executive officers under our 2004 Key Officers Incentive Plan (the “Plan”) based on the Company’s operating results for the year. The Committee did not target annual incentive compensation to any particular percentage of the 2008 Survey Data.

The Plan contains two award formulas, one for Corporate participants and one for Profit Center participants. Messrs. Haffner, Glassman, and Flanigan are Corporate participants, while Messrs. Hauser and Downes are Profit Center participants. The different formulas tie participants’ award payouts to the portion of the Company’s performance they most directly affect. The Corporate award is based on the Company’s overall performance, and the Profit Center award is based on achievement of targets set for each operating location.

A participant’s award payout is figured by applying the appropriate award formula to a percentage of his salary (the “Target Percentage”), as shown in the example below.

Base Salary	$300,000
Target Percentage	x 50%

Potential Award	$150,000

Target Percentages are generally based on the executive’s position in the Company: the higher the position, the higher the Target Percentage. The NEOs’ Target Percentages for 2008 were:

Name	Incentive Award Target Percentages
David S. Haffner	80%
Karl G. Glassman	70%
Matthew C. Flanigan	60%
Joseph D. Downes, Jr.	50%
Paul R. Hauser	50%

Corporate Awards. The Corporate formula is based on the Company’s return on net assets (RONA). To determine the “return” aspect of RONA, we adjust EBIT by adding back: (i) annual incentive award payments, (ii) any Company matching contributions under our equity plans, and (iii) restructuring-related and asset impairment costs. To determine the “net assets” aspect of RONA, we: (i) deduct cash and current liabilities, (ii) adjust for accumulated other comprehensive income (deduct if positive, add back if negative) as reported in the shareholders’ equity section of our balance sheet, (iii) deduct goodwill, and (iv) average all quarterly calculations. Acquisitions are excluded from the award calculations for two years after the acquisition date. Except for the effect of excluded acquisitions, RONA, and its relationship to the annual incentive award payouts, can be calculated from the Company’s published financial statements. We internally track the impact of recent acquisitions.

For 2008, RONA was 16.6%, resulting in a 2009 Corporate incentive payout of 56% as determined under the following payout schedule. (Individual payouts to NEOs are reported in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table on page 38.)

2008

CORPORATE PAYOUT SCHEDULE

RONA	Payout
<16%	0%
16%	50%
17%	60%
18%	70%
19%	80%
20%	90%
21%	100%

The Plan gives the Committee discretion to reduce an executive officer’s award by up to 10% based on its evaluation of the individual’s performance during the year. The Committee did not exercise this right in 2008, nor does it normally do so.

In setting the payout schedule, the Committee evaluated several payout scenarios and chose one that it believed struck an appropriate balance between accountability to shareholders and incentive for participants. If the threshold is too low, employees don’t have enough incentive to strive for higher returns, but if it’s too high, employees perceive it as unattainable. The Committee recognizes that either extreme results in an improper alignment of executive compensation and shareholder interests and determined that this payout schedule struck the proper balance.

Profit Center Awards. In connection with the launch of the Company’s new strategic plan, the Profit Center Award was revised in 2008 to tie each executive’s incentives more closely to the business, assets and employees under his control. The Profit Center formula is based 50% on achievement of budgeted earnings and 50% on return on capital employed (ROCE). Awards may be reduced by up to 20% for compliance shortcomings relating to internal audit issues, accounting errors, safety ratings, and environmental problems. The Committee believes this formula provides an attractive incentive while maintaining strong accountability for the financial and operational outcomes participants can most closely control.

The Committee chose the ROCE metric because it rewards executives for the efficient use of the assets under their supervision, such as reducing inventory, increasing production, and managing working capital. The efficient use of assets maximizes the Company’s returns with the least amount of investment.

Under the Profit Center formula, no awards are paid for achievement below 80% and the payout is capped at 150%, as illustrated below. Mr. Downes’ Profit Center payout for 2008 achievement (paid in 2009) was 149% and Mr. Hauser’s was 80%.

2008

PROFIT CENTER PAYOUT SCHEDULE

Achievement	Payout
<80%	0%
80%	60%
90%	80%
100%	100%
110%	120%
120%	140%
125%	150%

To illustrate how a Profit Center award payout is calculated, assume a participant has a $250,000 salary and a 50% target percentage. Further assume that the participant manages locations that collectively achieved 90% of their budgeted earnings targets and 110% of their ROCE targets for the year. If the participant received no compliance deduction, the award would be calculated as follows:

Budgeted earnings portion	$50,000	($250,000 x 50% x 50% x 80%)
ROCE portion	75,000	($250,000 x 50% x 50% x 120%)

Total award	$125,000

Incentive Plan Changes in 2009. In 2008, we revised the Profit Center performance criteria and payout schedule to better align with the Company’s new strategic plan. In 2009, we will make similar changes to the Corporate award structure, measuring performance against ROCE and cash flow objectives. The Committee also intends to increase accountability for individual achievements of key business objectives by adding individual performance goals for both Profit Center and Corporate participants.

The Committee believes ROCE will encourage corporate management to focus on maximizing returns on key assets and align the interests of the two incentive groups. In addition, studies have shown a high correlation between return on capital metrics and TSR, a key feature of the Company’s strategic plan. The other performance measure, cash flow, reflects the importance of cash, especially in the current economy, to fund the Company’s dividend, capital expenditures and ongoing operations.

As discussed on page 22, we are contemplating the addition of individual performance goals to the performance objectives for 2009. The individual performance goals will likely be established separately from the incentive plan. Although not final, we expect the Committee to approve the following performance measures and relative weighting for 2009:

Participant Type	Performance Measures	Relative Weight
Corporate Participants	Return on Capital Employed	60%
(Haffner, Flanigan, Glassman)	Cash Flow	20%
	Individual Performance Goals	20%

Profit Center Participants	Return on Capital Employed	40%
(Downes, Hauser)	Budgeted Earnings	40%
	Individual Performance Goals	20%

Equity Awards. We grant stock options to a broad group of employee partners annually. Options align shareholder and executive wealth, since an option’s value is contingent on and directly proportional to increases in the Company’s stock price. Our options have a 10-year term and vest in three annual installments beginning at

18 months. Even though they are fully vested after 3 1/2 years, options tend to have a longer-term performance horizon, which complements the shorter horizons of the other variable components (incentive bonus – annual; PSUs – 3 years).

Beginning in 2008, the Committee began granting PSUs to a small group of senior management, including the NEOs. The Committee made this change to:

•	Bring our executives’ long-term incentive compensation closer to the market median (based on the 2007 Annual Review)

•	Provide additional incentives and rewards for the successful execution of the new strategic plan launched in late 2007

•	Align executive compensation with a specific business measure, total shareholder return (TSR)

•	Link compensation to multiple financial measures through a “portfolio” approach, thus mitigating the limitations of any single equity incentive

The option and PSU grants tie our executives’ pay to the Company’s performance. This is consistent with our philosophy that executive compensation should provide greater rewards for superior performance, as well as accountability for underperformance.

The Committee discusses potential equity awards at length at its November meeting, then approves the final option and PSU grants during a telephone meeting on the first business day of the year. The equity awards reported in the Summary Compensation Table and Grants of Plan Based Awards Table on pages 38 and 41, respectively, were granted on January 2, 2008. The exercise price of the options is equal to the closing market price of the Company’s common stock on the option grant date.

As discussed in The Annual Review section on page 28, the Committee monitors the value of past equity awards to gain an overall assessment of how current compensation decisions fit with past practices and to determine the executives’ accumulated variable compensation. As of the date of this proxy statement, all of the NEOs’ annual stock option grants are underwater, meaning they have no value at the current stock price. Because the value of past equity awards is well below expected levels, this factor did not influence any 2008 compensation decisions.

The number of option shares and PSUs granted to each executive is determined as a multiple of base salary:

Name	Position	2008 Option Multiple	2008 PSU Multiple
David S. Haffner	Chief Executive Officer	3.0	3.0
Karl G. Glassman	Chief Operating Officer	3.0	1.6
Matthew C. Flanigan	Chief Financial Officer	2.5	1.5
Joseph D. Downes, Jr.	Senior Vice President	2.5	1.5
Paul R. Hauser	Senior Vice President	2.5	1.2

The option multiple for each position has remained fixed for several years and reflects different levels of management responsibility. The PSU awards were granted in January 2008, based on data from the Committee’s 2007 Annual Review. To determine the size of the PSU awards, the Committee calculated the additional value that would be required to bring the long-term incentive (LTI) component of our total compensation package to approximately 75% of the median of comparable companies in the 2007 Survey Data. Although it considered the degree to which we fell short of the 75% of median mark, the Committee did not target the awards to this point. Instead, it set the awards generally within that range, considering each executive’s contributions, level of responsibility and importance to the strategic plan. The CEO’s award is significantly larger than those of the other executive officers in recognition of the responsibility and demands of his position, in addition to consideration of his compensation relative to the external market.

We do not require a post-exercise holding period for option or PSU shares (unless stock ownership guidelines are not met) because the Committee believes our ESU Program, in which all our NEOs have significant holdings, effectively accomplishes the same purpose. The ESU Program, our primary executive retirement plan, is denominated entirely in Leggett stock units. ESU participants do not receive the stock they accumulate in the Program until they terminate employment, so executives build an increasing stake in Company stock during their years of service.

PSU awards are paid out in shares of Company stock at the end of a three-year performance period, based on the Company’s TSR relative to the TSR of a group of peer companies. The Peer Group consists of all the companies in the industrial, materials and consumer discretionary sectors of the S&P 500 and S&P Midcap 400 (327 companies in 2008). We selected this Peer Group because nearly all of our business units fall into these sectors.

The Committee chose the TSR metric because TSR is the key driver for our strategic plan. TSR is calculated as the change in the Company’s stock price over the performance period plus accumulated dividends divided by the Company’s stock price at the beginning of the period. This calculation assumes dividends are reinvested on the dividend payment date.

As shown below, a percentage of each executive’s PSU base award becomes payable at the end of the three-year performance period, based on how our TSR ranks relative to the Peer Group TSR. At the end of the first year of performance, we ranked in the 88th percentile.

PSU Payout Schedule

(based on Peer Group TSR)

Performance Level	Percentile Rank	Payout %
Maximum	≥75th	175%
Target	50th	75%
Threshold	25th	25%
	<25th	0%

Other Compensation Programs. As previously mentioned, the NEOs may participate in the ESU Program and Deferred Compensation Program, described in more detail on page 48. Our executives have voluntarily deferred substantial portions of their cash compensation into Leggett equity through the Deferred Compensation Program for many years. This investment has yielded a low return in recent years, but it has the potential to yield attractive returns if the Company performs well. The Committee believes these programs are a highly effective means of ensuring that executives build a long-term stake in the Company.

The Company’s defined benefit Retirement Plan was frozen on December 31, 2006. Employees who had previously participated in the Retirement Plan were offered a replacement benefit: a tax-qualified defined contribution Section 401(k) Plan, called the “Retirement K.” The Retirement K includes an age-weighted Company matching contribution designed to replicate the future benefit pre-empted by the Retirement Plan freeze.

NEOs cannot fully participate in the Retirement K due to limitations imposed by the Internal Revenue Code or the Employee Retirement Income Security Act, or resulting from their participation in the Deferred Compensation Program. Consequently, we maintain a non-qualified “Retirement K Excess Plan” which permits affected executives to receive the full matching benefit they would otherwise have been entitled to under the Retirement K.

Perquisites and Personal Benefits. The Company believes perquisites should not be a significant part of our total compensation package. In 2008, the aggregate value of perquisites averaged less than 1% of each NEO’s total compensation, the bulk of which is attributable to the use of a Company car. Accordingly, we believe these benefits are appropriate when viewed in the overall context of our total compensation package.

Employment and Change in Control Agreements

In connection with the CEO succession plan implemented in May 2006, the Committee negotiated three-year employment agreements with Mr. Haffner and Mr. Glassman to secure the mutual commitment between these executives and the Company necessary to ensure a smooth and successful management transition. The material terms of these employment agreements are described on page 49.

The Company also has severance benefit agreements with Mr. Haffner and Mr. Glassman, but does not have severance benefit agreements with any other NEOs. These agreements, which have no stated expiration date, are designed to protect both the executives’ and the Company’s interests in the event of a change in control of the Company. The material terms of these agreements and the Company’s potential financial liability arising from these agreements are described on page 52 and 53, respectively. The Committee reviewed these agreements in 2008 to ensure they were in compliance with Internal Revenue Code Section 409A and also reviewed current trends in the use and structure of these agreements.

Severance payments provided under the agreements are equal to 3 times base salary and target bonus for Mr. Haffner and 2.5 times base salary and target bonus for Mr. Glassman. If benefits payable under the agreements exceed 10% of the limit imposed by Section 280G of the Internal Revenue Code, the Company will make a gross-up payment of the amount equal to the Section 280G excise taxes payable by the executive plus all income, employment and excise taxes incurred on the gross-up payment. If benefits payable under the agreement are less than 10% above the Section 280G limit, the benefits will be capped at $1 below the Section 280G limit.

Benefits only become payable under the agreements if the Company terminates the executive’s employment or if the executive quits for good reason following a change in control of the Company. This “double trigger” is intended to provide continuity for the business by encouraging the continued employment of the executive following the change in control. Our PSU awards also require a double trigger for accelerated vesting.

After extensive review in 2008, the Committee decided not to recommend any changes to the material terms of the severance agreements for the following reasons:

•	The use of such agreements is considered a common takeover preparedness step.

•

The agreements benefit shareholders by keeping key management engaged both before and during an impending deal, and often during the subsequent transition period. Shareholders receive higher premiums for desired management behaviors, and sales can be realized more quickly.

•	Severance agreements can help unlock value for shareholders, as they reduce executive bias against takeovers where there is a potential conflict of interest concerning job security.

•

Key strategic and operational decisions before a sale should be in the long-term best interests of the company, so agreements should discourage actions that sacrifice post-transaction performance for a short-term stock price increase.

The benefits provided under these agreements do not impact the Committee’s decisions regarding other elements of the executives’ compensation. Because these agreements provide contingent compensation, not regular compensation, they are evaluated separately in view of their intended purpose.

The terms and conditions of the Company’s stock options also provide for the immediate vesting in the event of a change in control. This “single trigger” provision is the same for all optionees. The acceleration of equity vesting in a change in control is a common practice, designed to ensure that ongoing employees receive the benefit of the transaction by having the opportunity to realize value from their equity awards at the time of the deal. This provision recognizes that a change in control often causes significant disruption or change in employment relationships and thus treats all employees the same regardless of their employment status after the transaction.

Tax Considerations

Section 162(m) of the Internal Revenue Code generally disallows an income tax deduction to public companies for compensation over $1 million paid to certain executive officers. Our policy is to take reasonable and practical steps to avoid or minimize compensation that exceeds the $1 million cap. In 2008, $92,196 of Mr. Haffner’s compensation was not deductible for federal income tax purposes. The non-deductible portion resulted from a payment of previously deferred compensation.

Executive Stock Ownership

We believe executive officers should have a meaningful ownership stake in the Company to align their interests with those of shareholders. We expect executive officers to attain certain levels of stock ownership within five years and, subsequently, to maintain those levels. The stock ownership guidelines are as follows:

Chief Executive Officer	5x base salary
Chief Operating Officer, Chief Financial Officer	3x base salary
All other Executive Officers	2x base salary

Shares of the Company’s stock owned outright, stock units, and the net shares acquirable upon the exercise of deferred compensation stock options are included in the ownership totals. A drop in the stock price can cause an executive who previously met the threshold to fall below it temporarily. An executive who has not met the ownership requirement, or falls below it due to a drop in the stock price, must hold any net shares acquired upon the exercise of stock options or vesting of performance stock units until he meets the ownership threshold. As of December 31, 2008, two of our NEOs were below their stock ownership thresholds at the current stock price.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion & Analysis with management and, based on that review and discussion, the Committee has recommended to the Board of Directors that the Compensation Discussion & Analysis be included in this proxy statement.

R. Ted Enloe, III (Chair)

Richard T. Fisher

Judy C. Odom

Phoebe A. Wood

Summary Compensation Table

The following table reports the total 2008 compensation of our Chief Executive Officer, David Haffner, Chief Financial Officer, Matthew Flanigan, and the three other most highly compensated executive officers, Karl Glassman, Joseph Downes and Paul Hauser. Collectively, we refer to these five executives as the “Named Executive Officers” or “NEOs.”

Our executives frequently defer a portion of their cash compensation under the Company’s Deferred Compensation Program. This Program is described on page 48. To encourage executives to defer cash compensation into Company equity, the value of the equity received in lieu of the foregone cash compensation is greater than the value of foregone cash. In the table below, compensation is presented in the appropriate columns for which it was earned, without regard to the deferral, except that the portion of an equity award attributable to the discount is reflected in either the Stock Awards or Option Awards column, depending on whether the executive deferred cash into stock units or stock options. The full grant date fair value of the equity awards granted in lieu of the cash compensation is reflected in the Grants of Plan-Based Awards Table on page 41.

Name and Principal Position	Year	Salary (1)	Stock Awards (2)	Option Awards (3)	Non-Equity Incentive Plan Compensation (1)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (4)	All Other Compensation (1)(5)	Total
David S. Haffner,	2008	$875,769	$909,902	$823,580	$390,600	$12,574	$220,604	$3,233,029
President & Chief Executive	2007	800,577	—	1,070,738	317,520	19,912	192,047	2,400,794
Officer	2006	753,041	—	803,903	499,100	5,319	172,244	2,233,607
Matthew C. Flanigan,	2008	376,558	278,939	162,772	121,660	11,813	74,522	1,026,264
Senior Vice President—Chief	2007	319,365	99,189	153,040	73,136	6,125	61,128	711,983
Financial Officer	2006	293,269	—	226,333	110,400	859	48,627	679,488
Karl G. Glassman,	2008	667,731	315,534	398,993	255,150	10,544	158,049	1,806,001
Executive Vice President &	2007	640,462	—	366,131	217,728	16,662	157,968	1,398,951
Chief Operating Officer	2006	602,434	—	380,373	342,240	11,310	128,190	1,464,547
Joseph D. Downes, Jr.,	2008	285,931	141,556	175,167	210,869	5,021	59,283	877,827
Senior Vice President,	2007	264,615	—	240,155	72,765	2,638	43,968	624,141
President —Industrial Materials
Paul R. Hauser,	2008	318,096	139,739	188,064	124,393	7,385	79,184	856,861
Senior Vice President,	2007	308,258	—	265,479	97,250	24,171	75,904	771,062
President—Residential Furnishings	2006	289,927	18,799	101,233	129,360	16,881	55,874	612,074

(1)	Amounts reported in these columns include cash compensation (base salary, non-equity incentive plan compensation, and certain other cash items) that was deferred into a cash deferral, stock unit deferral or option deferral under the Company’s Deferred Compensation Program, as follows:

Name	Year	Type of Deferral
		Total Cash Compensation Deferred	Cash ($)	Stock Options (#)	Stock Units (#)
David S. Haffner	2008	$636,289			57,184
	2007	1,116,313	$1,116,313
	2006	1,222,806		266,290
Matthew C. Flanigan	2008	497,034			40,975
	2007	390,913			25,176
	2006	397,825		86,634
Karl G. Glassman	2008	324,082		92,913
	2007	411,337	411,337
	2006	375,000		81,664
Joseph D. Downes, Jr.	2008	45,931			3,343
	2007	50,000	50,000
Paul R. Hauser	2008	100,000			7,506
	2007	100,000	100,000
	2006	75,196			3,965

See the Grants of Plan-Based Awards Table on page 41 for further information on the equity awards received in lieu of cash compensation in 2008. Amounts deferred into cash deferrals are included in the Non-Qualified Deferred Compensation Table on page 47.

(2)	Amounts reported in this column have two sources: (a) the discount on stock units acquired in lieu of cash compensation under the Company’s Deferred Compensation Program, and (b) Performance Stock Unit awards. For 2006 and 2007, only (a) applied. For 2008, the breakdown for each NEO is as follows:

Name	Discount on Deferred Stock Units (a)	PSU Awards (b)
David S. Haffner	$159,072	$750,830
Matthew C. Flanigan	125,997	152,942
Karl G. Glassman	—	315,534
Joseph D. Downes, Jr.	11,483	130,073
Paul R. Hauser	25,000	114,739

(a)	These amounts represent the value of the discount under the Deferred Compensation Program, in which stock units are acquired at a 20% discount to the market value of the Company’s stock on the acquisition date.

(b)	These amounts represent the compensation expense the Company recognized in 2008 for financial reporting purposes related to the PSU awards. The expense was calculated using a Monte Carlo simulation. See Footnote L of the Company’s Form 10-K filed on February 25, 2009 for a description of the expense related to these awards.

(3)	Amounts reported for 2008 represent the compensation expense the Company recognized for financial reporting purposes related to options granted in 2005-2008, calculated using the Black-Scholes option valuation model. For a description of the assumptions used in calculating the grant date fair value of these options, see Footnote L of the Company’s Forms 10-K filed on February 25, 2009 and February 26, 2008.

(4)	Amounts reported in this column represent the change in the present value of each executive’s accumulated benefit under the Company’s defined benefit Retirement Plan, the discount on stock unit dividends acquired through the Executive Stock Unit Program and the Deferred Compensation Program, and the above-market portion of interest accrued on cash deferrals under the Deferred Compensation Program, as set forth below:

	Haffner	Flanigan	Glassman	Downes	Hauser
Change in Pension Value (a)	$1,799	$533	$1,486	$—	$2,251
ESU Program (b)	6,535	2,735	8,397	3,370	4,135
Deferred Comp Program—discount on stock unit deferrals (c)	2,306	8,545	—	1,487	826
Deferred Comp Program—above-market interest on cash deferrals (d)	1,934	—	661	164	173

Total	$12,574	$11,813	$10,544	$5,021	$7,385

(a)	The defined benefit Retirement Plan is described on page 46.

(b)	Stock unit accounts under the ESU Program are credited with dividend equivalents acquired at a 15% discount to market value. The 15% discount on those dividend equivalents is included in this row.

(c)	Under the Deferred Compensation Program, participants who elect to forego cash compensation in exchange for stock units receive dividend equivalents acquired at a 20% discount to market value. The 20% discount on those dividend equivalents is included in this row.

(d)	Under the Deferred Compensation Program, participants who elect a cash deferral earn interest at a rate slightly above market. The above-market portion of the interest earned in 2008 is included in this row.

(5)	Amounts reported in this column are set forth below:

	Haffner	Flanigan	Glassman	Downes	Hauser
ESU Program matching contributions and discount on contributions (a)	$163,303	$54,735	$118,960	$55,433	$54,615
Company matching Retirement K contributions	9,300	—	9,142	—	12,005
Retirement K Excess payments (b)	36,289	17,936	24,082	—	9,234
Life and/or disability insurance benefits	7,138	810	2,078	2,878	2,322
Fees for service as a director (c)	1,500	—	1,500	—	—
Tax gross-ups (d)	3,074	1,041	2,287	972	1,008
Perquisites (e)	—	—	—	—	—

Total	$220,604	$74,522	$158,049	$59,283	$79,184

(a)	Under the ESU Program, executives contribute up to 10% of compensation above a certain threshold to purchase stock units at a 15% discount from the market value of Company stock on the purchase date. The Company automatically matches 50% of the executive’s contribution and will match up to an additional 50% if certain financial objectives for the year are met. ESU accounts earn dividend equivalents, also at a 15% discount. This amount represents the Company’s matching contributions and the discount on those contributions. (See footnote (4)(c) for information related the discount on dividend equivalents.)

(b)	The Retirement K Excess Program allows executive officers to receive the full match benefit they would otherwise be entitled to under the Company’s matching 401(k) Plan if they were not subject to limitations imposed by the Internal Revenue Code or the Employee Retirement Income Security Act. Unless an executive elects to defer them under the Deferred Compensation Program, Retirement K Excess payments are paid in cash no later than March 15 of the year following the year in which they are earned.

(c)	For many years, we have paid management directors $750 per quarter for their service as a director. We eliminated this fee in May 2008. Amounts reported are for the first two quarters of 2008.

(d)	The Company provides a gross-up for the FICA-HI (Medicare) tax on income related to ESU Program contributions. Mr. Downes also received a tax gross-up for income imputed to him when his spouse accompanied him on a business entertainment trip.

(e)	None of the NEOs received perquisites or other personal benefits with a value of $10,000 or more in 2008. For disclosure purposes, perquisites are valued at the aggregate incremental cost to the Company. Perquisites generally include only use of a Company car and executive physicals. In 2009, Mr. Downes’ spouse accompanied him on a business entertainment trip on the Company plane. Although the Company incurred no incremental cost for the spouse’s travel, it did result in a small amount of lost tax deduction for the Company. The amount of the disallowed tax deduction was considered perk income for Mr. Downes.

Grants of Plan-Based Awards in 2008

The following table sets forth, for the year ended December 31, 2008, information concerning each award granted to the Company’s Named Executive Officers under any plan.

Name	Grant Date	Award Type (1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Shares or Units (#)(4)	All Other Option Awards: Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
			Threshold ($)(2)	Target ($)(2)	Maximum ($)(2)	Threshold (#)(3)	Target (#)(3)	Maximum (#)(3)
David S. Haffner	—	KOI	$350,308	$700,615	$1,050,923
	1/2/08	ASO								143,275		$16.96	$406,385
	1/2/08	PSU				35,500	106,500	248,500					2,264,900
	—	DSU							57,184
Matthew C. Flanigan	—	KOI	112,967	225,935	338,902
	1/2/08	ASO								48,125		16.96	136,502
	1/2/08	PSU				7,225	21,700	50,625					461,354
		DSU							40,975
Karl G. Glassman	—	KOI	233,706	467,412	701,118
	1/2/08	ASO								114,625		16.96	325,122
	1/2/08	PSU				14,925	44,750	104,425					951,816
	12/31/07	DSO								92,913	(5)	17.44	281,833
Joseph D. Downes, Jr.	—	KOI	85,779	142,966	214,448
	1/2/08	ASO								39,800		16.96	112,889
	1/2/08	PSU				6,150	18,450	43,025					392,370
	—	DSU							3,343
Paul R. Hauser	—	KOI	95,429	159,048	238,572
	1/2/08	ASO								45,900		16.96	130,191
	1/2/08	PSU				5,425	16,275	37,950					346,115
	—	DSU							7,506

(1)	Award Type:

KOI = Key Officer Incentive
ASO = Annual Stock Option
PSU = Performance Stock Unit
DSU = Deferred Stock Unit
DSO = Deferred Stock Option

(2)	The NEOs are eligible to receive an annual incentive award under the Company’s Key Officers Incentive Plan upon the achievement of certain performance targets as described beginning on page 31. Potential incentive payouts listed assume participants received the full discretionary portion of the award.

(3)

PSU awards vest at the end of a three-year performance period based on the Company’s TSR relative to a peer group. The threshold performance level is the 25th percentile, which pays out at 25%. Target performance is the 50th percentile and pays out at 75%. Maximum performance is equal to or above the 75th percentile, which pays out at 175%. None of the award vests for performance below the 25th percentile. The PSUs awards are described on page 33.

(4)	Amounts reported in this column represent stock units acquired in lieu of cash compensation under the Company’s Deferred Compensation Program described on page 48. Stock units are acquired on a bi-weekly basis or as compensation otherwise is earned, so there is no grant date for these awards. Stock units are acquired at a 20% discount to the market price of the Company’s stock on the acquisition date. The Company recognizes a compensation expense for this discount, which is reflected in the Stock Awards column of the Summary Compensation Table on page 38.

(5)	Represents $324,082 of cash compensation deferred into stock options with a grant price of $17.44 under the Company’s Deferred Compensation Program.

Outstanding Equity Awards at 2008 Fiscal Year End

The tables below report stock options and Performance Stock Units outstanding at December 31, 2008 for each of the Named Executive Officers. The outstanding awards are separated into two categories: General Awards and Deferred Compensation Options.

The General Awards section includes the annual stock option and PSU grants that comprise the equity components of our compensation package. All of the annual stock option grants were underwater and had no value at year-end. The value of the PSUs awards is estimated at the maximum payout level, based on strong performance relative to our peer companies during the first year of a three-year performance period.

The Deferred Compensation Options section lists options that were granted in lieu of cash compensation under our Deferred Compensation Program (described on page 48). This Program, in effect since 1994, provides an incentive for executives to defer cash into equity. In the early years, the Program offered stock options with a 15-year term and a discounted exercise price, ranging from $.01 to $4.32. The discounted options had an initial value 17.6% greater than the value of the compensation foregone. In 2005, the Program was amended to offer 10-year, at-market options with a face value five times higher than the compensation foregone. Under current market conditions, the executives’ discounted Deferred Compensation options have had minimal growth and their at-market options are underwater. The following table shows the total compensation each executive deferred to purchase the outstanding options and the value of the options on December 31, 2008.

Name	Aggregate Dollars Deferred	Value of Option Investment as of 12/31/08
David S. Haffner	$7,892,536	$5,542,964
Matthew C. Flanigan	569,691	—
Karl G. Glassman	1,410,372	251,036
Joseph D. Downes, Jr.	500,767	390,476
Paul R. Hauser	30,008	—

We view our executives’ voluntary deferral of cash compensation into options as a very strong statement of their commitment to the Company’s long-term performance and to the alignment of their interests with those of shareholders.

	Option Awards					Stock Awards
Name	Option Grant Date (1)	Securities Underlying Unexercised Options Exercisable (#)	Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	PSU Perf. Period (2)	Equity Incentive Plan Awards: Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
David S. Haffner
General Awards
	4/12/1999	70,100		$20.00	4/11/2009	2008-	248,500	$3,774,715
	1/2/2001	40,000		17.69	1/3/2011	2010
	1/16/2002	56,000		22.30	1/15/2012
	1/22/2003	63,000		21.01	1/21/2013
	1/13/2004	70,000		21.35	1/12/2014
	2/9/2005	70,000		28.02	2/8/2015
	1/3/2006	62,266	31,134	22.96	1/4/2016
	5/10/2006	58,118	29,059	26.67	5/9/2016
	1/3/2007	32,825	65,650	23.61	1/4/2017
	1/2/2008		143,275	16.96	1/2/2018
Subtotal		522,309	269,118				248,500	$3,774,715
Deferred Compensation Options—granted in lieu of compensation
	7/1/1994	28,692		$0.25	6/30/2009
	12/12/1994	34,992		0.25	12/11/2009
	12/29/1995	21,504		0.01	12/28/2010
	12/6/1996	24,020		0.01	12/5/2011
	12/24/1997	29,130		0.01	12/23/2012
	3/23/1999	38,182		3.85	3/22/2014
	12/13/1999	44,036		4.00	12/12/2014
	12/15/2000	69,395		3.09	12/14/2015
	12/3/2001	41,961		4.32	12/2/2016
	1/22/2003	55,925		4.20	1/21/2018
	12/2/2003	55,946		4.07	12/1/2018
	12/21/2004	224,100		27.09	12/20/2014
	12/30/2005	266,290		22.96	12/29/2015
Subtotal		934,173
Total		1,456,482	269,118				248,500	$3,774,715

	Option Awards					Stock Awards
Name	Option Grant Date (1)	Securities Underlying Unexercised Options Exercisable (#)	Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	PSU Perf. Period (2)	Equity Incentive Plan Awards: Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
Matthew C. Flanigan
General Awards
	4/12/1999	16,550		$20.00	4/11/2009	2008-	50,625	$768,994
	1/2/2001	8,500		17.69	1/3/2011	2010
	1/16/2002	12,000		22.30	1/15/2012
	3/11/2003	18,000		17.61	3/10/2013
	1/13/2004	30,000		21.35	1/12/2014
	2/9/2005	21,900		28.02	2/8/2015
	1/3/2006	19,933	9,967	22.96	1/4/2016
	1/3/2007	10,591	21,184	23.61	1/4/2017
	1/2/2008		48,125	16.96	1/2/2018
Subtotal		137,474	79,276				50,625	$768,994
Deferred Compensation Options—granted in lieu of compensation
	12/21/2004	31,721		$27.09	12/20/2014
	12/30/2005	86,634		22.96	12/29/2015
Subtotal		118,355
Total		255,829	79,276				50,625	$768,994

Karl G. Glassman
General Awards
	4/12/1999	45,000		$20.00	4/11/2009	2008-	104,425	$1,586,216
	1/2/2001	25,000		17.69	1/3/2011	2010
	1/16/2002	40,000		22.30	1/15/2012
	1/22/2003	47,250		21.01	1/21/2013
	1/13/2004	52,500		21.35	1/12/2014
	2/9/2005	52,500		28.02	2/8/2015
	1/3/2006	49,816	24,909	22.96	1/4/2016
	1/3/2007	26,258	52,517	23.61	1/4/2017
	1/2/2008		114,625	16.96	1/2/2018
Subtotal		338,324	192,051				104,425	$1,586,216
Deferred Compensation Options—granted in lieu of compensation
	12/3/2001	6,802		$4.32	12/2/2016
	12/27/2002	16,505		4.46	12/26/2017
	12/21/2004	66,663		27.09	12/20/2014
	12/30/2005	81,664		22.96	12/29/2015
	12/31/2007		92,913	17.44	12/30/2017
Subtotal		171,634	92,913
Total		509,958	284,964				104,425	$1,586,216

	Option Awards					Stock Awards
Name	Option Grant Date (1)	Securities Underlying Unexercised Options Exercisable (#)	Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	PSU Perf. Period (2)	Equity Incentive Plan Awards: Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
Joseph D. Downes, Jr.
General Awards
	4/12/1999	19,500		$20.00	4/11/2009	2008-	43,025	$653,550
	1/2/2001	9,000		17.69	1/3/2011	2010
	1/16/2002	12,000		22.30	1/15/2012
	3/11/2003	15,000		17.61	3/10/2013
	1/13/2004	18,000		21.35	1/12/2014
	2/9/2005	20,200		28.02	2/8/2015
	1/3/2006	17,033	8,517	22.96	1/4/2016
	1/3/2007	8,825	17,650	23.61	1/4/2017
	1/2/2008		39,800	16.96	1/2/2018
Subtotal		119,558	65,967				43,025	$653,550
Deferred Compensation Options—granted in lieu of compensation
	12/23/1998	2,122		$4.175	12/22/2013
	12/13/1999	9,731		4.00	12/12/2014
	12/15/2000	7,179		3.09	12/14/2015
	12/3/2001	5,101		4.32	12/2/2016
	12/27/2002	5,432		4.46	12/26/2017
	12/2/2003	7,283		4.07	12/1/2018
	12/21/2004	6,460		27.09	12/20/2014
Subtotal		43,308
Total		162,866	65,967				43,025	$653,550

Paul R. Hauser
General Awards
	1/16/2002	5,000		$22.30	1/15/2012	2008-	37,950	$576,461
	3/11/2003	11,334		17.61	3/10/2013	2010
	1/13/2004	18,000		21.35	1/12/2014
	2/9/2005	20,000		28.02	2/8/2015
	1/3/2006	17,050	8,525	22.96	1/4/2016
	1/3/2007	10,591	21,184	23.61	1/4/2017
	1/2/2008		45,900	16.96	1/2/2018
Subtotal		81,975	75,609				37,950	$576,461
Deferred Compensation Options—granted in lieu of compensation
	12/21/2004	5,539		$27.09	12/20/2014
Subtotal		5,539
Total		87,514	75,609				37,950	$576,461

(1)	General Awards—options were granted with the Company’s standard vesting terms, becoming exercisable in one-third increments at 18 months, 30 months and 42 months following the grant date.

Deferred Compensation Options—options became exercisable on December 31st of the year following the grant date, except that options granted in 2005 became exercisable on March 15, 2007.

(2)	PSU awards are granted on the first business day of the year and have a three-year performance period, vesting on December 31st of the third year. Awards granted in 2008 vest on December 31, 2010.

(3)	The amounts shown reflect the maximum payout of shares based on achievement of the highest level of performance. Actual payouts will be based on the Company’s relative TSR as of December 31, 2010 based on the Company’s performance for the three-year period beginning January 1, 2008. The terms of these awards are described in more detail beginning on page 33.

(4)	Values shown in this column were calculated at a per share value of $15.19, the Company’s closing stock price on December 31, 2008.

Option Exercises and Stock Vested in 2008

The number of stock options exercised in 2008 and the value realized by the Named Executive Officers upon exercise are set forth below. All of the options listed below were Deferred Compensation Options, granted in lieu of cash compensation.

	Option Awards
Name	Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
David S. Haffner	—	—
Matthew C. Flanigan	22,194	$308,983
Karl G. Glassman	36,763	556,569
Joseph D. Downes, Jr.	—	—
Paul R. Hauser	12,754	170,161

Pension Benefits in 2008

The Company had a voluntary, tax-qualified, defined benefit pension plan (the “Retirement Plan”), which was frozen December 31, 2006. Benefits accrued under the Retirement Plan were fixed as of that date and the Retirement Plan was closed to new participants. Although participants are not accruing any additional benefit under the Retirement Plan, the present value of the benefit may increase or decrease each year based on the assumptions used to calculate the benefit for financial reporting purposes.

The Retirement Plan required a contribution from participating employees of 2% of base salary. Normal monthly retirement benefits are the sum of 1% of the employee’s average monthly earnings for each year of participation in the Retirement Plan. Earnings for purposes of the Retirement Plan include only salary or wages. Benefits are calculated based on actual years of participation in the Retirement Plan. Retirement Plan benefits become payable when a participant reaches age 65. Participants may retire before age 65, but benefits are reduced proportionate with the reduced service.

The table below lists the present value of accumulated benefits payable to the Named Executive Officers under the Retirement Plan, determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial reporting (see Part II, Item 6 of the Company’s Form 10-K filed February 26, 2009).

Name	Plan Name	Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
David S. Haffner	Retirement Plan	25	$148,490	—
Matthew C. Flanigan	Retirement Plan	12	44,015	—
Karl G. Glassman	Retirement Plan	27	122,780	—
Joseph D. Downes, Jr.	Retirement Plan	—	—	—
Paul R. Hauser	Retirement Plan	29	185,862	—

To calculate the present value of the accumulated Retirement Plan benefit, we took the annual accrued benefit through December 31, 2008 that would be payable at normal retirement age, assuming no future contributions. We converted that amount to a lump sum using an annuity factor from the RP2000 mortality table, and discounted that amount back to December 31, 2008 using a 6% discount rate. The discount rate, measurement date and mortality assumptions are the same as those used for financial reporting purposes.

Starting in 2007, employees who had previously participated in the Retirement Plan were offered a replacement benefit, a defined contribution matching Section 401(k) Plan called the “Retirement K.” The Retirement K includes an age-weighted match designed to replicate the future benefit pre-empted by the Retirement Plan freeze.

Certain highly compensated employees, including the Named Executive Officers, are unable to contribute enough in the Retirement K to receive the full Company match, due to limitations imposed by the Internal Revenue Code or the Employee Retirement Income Security Act. These employees participate in the Retirement K Excess Program, which allows them to receive the full match benefit they would otherwise be entitled to under the Retirement K. Amounts earned in the Retirement K Excess Program are paid out in cash no later than March 15 of the year following the year in which the compensation was earned, except that employees in the Company’s Deferred Compensation Program may defer their Retirement K Excess Payments under that program. Amounts paid to the NEOs through the Retirement K and the Retirement K Excess Program are included in the All Other Compensation column of the Summary Compensation Table on page 38.

Non-Qualified Deferred Compensation in 2008

Each of the Named Executive Officers has deferred compensation accounts in one or more programs described below the table. A summary of the aggregate 2008 contributions, withdrawals and ending balances for each Named Executive Officer’s deferred compensation account is set forth below.

Name	Deferral Type or Program (1)	Executive Contributions in Last FY (2)	Company Contributions in Last FY (2)	Aggregate Earnings in Last FY (3)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE (4)
David S. Haffner	ESU	$123,964	$163,303	$43,665	$0	$709,251
	DCC	0	0	71,626	0	1,186,169
	DSU	636,289	159,072	11,532	0	399,846
	EDSP	0	0	120,531	690,366	1,749,523
Total		760,253	322,375	247,354	690,366	4,044,789

Matthew C. Flanigan	ESU	12,166	54,735	18,276	0	266,022
	DSU	497,034	124,259	42,727	0	841,192
Total		509,200	178,994	61,003	0	1,107,214

Karl G. Glassman	ESU	89,615	118,960	56,106	0	847,389
	DCC	0	0	26,113	0	449,701
	EDSP	0	0	10,700	0	169,004
Total		89,615	118,960	92,919	0	1,466,094

Joseph D. Downes, Jr.	ESU	47,007	55,433	22,520	0	339,132
	DCC	0	0	3,282	0	54,873
	DSU	45,931	11,483	7,435	0	130,239
	EDSP	0	0	4,280	0	67,596
Total		92,938	66,916	37,517	0	591,840

Paul R. Hauser	ESU	41,498	54,556	27,628	0	413,487
	DCC	0	0	6,410	0	109,528
	DSU	100,000	25,000	4,131	73,922	116,659
Total		141,498	79,556	38,169	73,922	639,674

(1)	Name of Deferral Type or Program
ESU = Executive Stock Unit Program
DCC = Deferred Compensation—Cash Deferral
DSU = Deferred Stock Unit
EDSP = Executive Deferred Stock Program

(2)	Amounts disclosed in these columns are also included in the Summary Compensation Table.

(3)	The amount representing preferential earnings on interest and dividends paid in 2008 on ESU Program and Deferred Compensation Program accounts are included in the Non-Qualified Deferred Compensation Earnings column of the Summary Compensation Table. Those amounts are as follows: Haffner—$10,775; Flanigan—$11,281; Glassman—$9,058; Downes—$5,021; and Hauser—$5,134.

(4)	Stock units held on account were valued at Leggett’s stock price on December 31, 2008, which was $15.19. The aggregate deferred compensation balances include the following amounts previously disclosed in the Summary Compensation Table in 2006, 2007, and 2008 under the SEC’s revised disclosure rules: Haffner—$2,490,386; Flanigan—$1,302,425; Glassman—$1,044,858; Downes—$291,854; and Hauser—$605,973. These amounts are not adjusted for distributions from the executives, accounts or the change in the Company’s stock price.

Executive Stock Unit Program. The ESU Program is a non-qualified retirement program that allows executives to make pre-tax deferrals of up to 10% of their compensation through payroll deduction to acquire Company stock units at a 15% discount to market. Dividends are credited to executives’ accounts as stock units, also at a 15% discount. The Company matches 50% of the employee’s contribution and may match another 50% if certain earnings objectives are met. Matching contributions are subject to vesting requirements. Stock units are converted to shares of common stock and issued at retirement, death, disability or termination. Company matching contributions and the 15% discount on those contributions are reflected in the All Other Compensation column of the Summary Compensation Table. The discount on the dividends is included in the Non-Qualified Deferred Compensation Earnings column of the Summary Compensation Table.

Deferred Compensation Program. This program allows certain key managers to defer salary, incentive award and other cash compensation in exchange for any or all of the following:

•	Stock units with dividend equivalents, acquired at 80% of the fair market value of Company stock on the dates the compensation otherwise would have been paid.

•

At-market stock options with underlying stock having an initial market value equal to 5 times the amount of compensation foregone at an exercise price equal to the closing price of the Company’s common stock on the last business day of the year. For example, if an executive deferred $100,000 of cash compensation into stock options and the closing price of the Company’s stock on the grant date was $20.00, he would be granted an option for 25,000 shares ($100,000 X 5 / $20.00) with an exercise price of $20.00 The cost to exercise the option, then, is $500,000.

•	Cash deferrals with an interest rate intended to be slightly higher than otherwise available for comparable investments.

Stock option deferrals are not included in the table below, but are referenced instead in the Outstanding Equity Awards at 2008 Fiscal Year End Table on page 42.

Participants who elect a cash or stock unit deferral can elect to receive distributions in a lump sum or in annual installments. Distribution payouts must begin no more than 10 years from the effective date of the deferral and all amounts subject to the deferral must be distributed within 10 years of the first distribution payout.

The 20% discount on stock units purchased with deferred cash is included in the Stock Awards column of the Summary Compensation Table on page 38. The discount on the dividends is included in the Non-Qualified Deferred Compensation Earnings column of the Summary Compensation Table.

Executive Deferred Stock Program. This is a frozen program under which certain executives elected to defer receipt of the gain from option exercises. Under the program, participants had to make an election 6 months in advance of the exercise if they wanted to defer receipt of the profit shares from the exercise. They also elected the distribution date(s) at that time. Upon deferral, the participant was credited with stock units representing the option shares deferred. Dividend equivalents equal to the per share dividend paid on common stock are credited to accounts during the deferral period.

Potential Payments upon Termination or Change in Control

Certain compensation could become payable to our Named Executive Officers upon termination of employment under a contract, agreement, plan, or arrangement. The tables in this section report the incremental value of that compensation that provides benefits above those provided to salaried employees upon a termination of employment. We will discuss potential payments arising upon various general causes of termination of employment first, followed by discussion of potential payments arising upon a change in control of the Company. For additional information about how the Committee determined the terms and benefits provided by these agreements, see page 36.

The Company has employment agreements with Mr. Haffner and Mr. Glassman that could trigger the payment of incremental benefits for certain termination events. A termination of employment by other named executive officers would be treated in the same manner as a similar termination of employment for a salaried employee. The material terms of the agreements with Mr. Haffner and Mr. Glassman are set forth below. The agreements expire on the date of our annual meeting of shareholders in 2009.

Termination Provision	Triggering Events	Company’s Obligation	Executive’s Obligation
Total Disability	• Executive is unable to materially perform services required by agreement for a continuous period of four or more months

•   Continuation of cash compensation and other benefits until 14 months from the first day of Total Disability

•   Company’s obligations offset by amounts (i) paid to executive from disability insurance provided by Company and (ii) Social Security

• Maintain confidentiality of Company information and trade secrets • 2-year non-compete

Executive’s Option to Terminate

•   Voluntary, upon 6 months written notice to Company

•   Upon written notice to Company not later than 6 months after one of the following events:

•   Executive does not receive a salary increase in any year, unless due to Company wide salary freeze

•   If not elected as a director of the company, unless not nominated for regulatory compliance reasons

•   Except as otherwise noted, Company’s obligations terminate on date of termination

•   Pro-rated incentive award for year of termination

•   During non-compete period, provide health and medical insurance to executive and his dependents at least equal to coverage provided before termination

•   Except as otherwise noted, executive’s obligations terminate on date of termination specified in notice, which must be within 60 days of notice

•   Maintain confidentiality of Company information and trade secrets

•   2-year non-compete

Termination Provision	Triggering Events	Company’s Obligation	Executive’s Obligation
• Company merged out of existence, sold or dissolved • Working control of Company is lost in proxy contest or tender offer

Termination by Company for Cause

•   Conviction of felony crime

•   Willful breach of Code of Business Conduct that causes material injury to company

•   Willful act of fraud, misappropriation, or dishonesty that causes material injury to Company or results in material enrichment to executive at expense of Company

•   Willful violation of specific written directions of the Board or CEO following notice of such violation

•   Continuing, repeated, willful failure to substantially perform duties after written notice from Board

•   Except as otherwise noted, Company’s obligations terminate on date of termination

•   Pro-rated incentive award for year of termination

•   During non-compete period, provide health & medical insurance to executive and his dependents at least equal to coverage provided before termination

• Maintain confidentiality of Company information and trade secrets • 2-year non-compete

Termination by Company without Cause	• At any time, upon prior written notice	• Company’s financial obligations continue for term of agreement, except for benefits accruing after death or disability	• Maintain confidentiality of Company information and trade secrets

The table below lists the estimated potential payments triggered by termination events under these agreements. We used the following assumptions and methodology to calculate the potential payments:

•	Each termination is deemed to have occurred on December 31, 2008. Potential payments reflect the benefits and arrangements in effect on that date.

•

The table shows only the additional benefits an executive would be entitled to as a result of the termination. Fully vested benefits described elsewhere in this proxy statement (e.g., deferred compensation accounts, pension benefits) and payments generally available to U.S. employees upon termination of employment (e.g., accrued vacation) are not included in the tables.

•	The present value of each potential payment was determined using a 1.63% discount rate which is 120% of the Applicable Federal Short-Term Rate in December 2008.

•

To project the value of stock plan benefits, we started with the closing stock price on December 31, 2008, which was $15.19, and assumed a 6% future dividend payout rate and 5% future stock price growth rate.

Potential payments shown are only estimates presented solely for disclosure purposes and may vary considerably from amounts payable at the time of an actual termination.

Potential Payments upon Termination

	David S. Haffner				Karl G. Glassman
	Total Disability (1)	Executive’s Option to Terminate (2)	Termination by Company for Cause (2)	Termination by Company without Cause (3)	Total Disability (1)	Executive’s Option to Terminate (2)	Termination by Company for Cause (2)	Termination by Company without Cause (3)
Base Salary	$1,021,731			$291,923	$779,020			$222,577
Incentive Award	457,735	(4)	(4)	130,782	305,376	(4)	(4)	87,250
ESU Program (replacement benefit)	366,252			138,859	297,217			109,893
Additional Retirement Benefit (401(k) and Excess Plan)	55,675			15,934	40,168			11,496
Medical	12,936	$22,848	$22,848	3,696	15,350	$29,172	$29,172	4,292
Life Insurance	1,120			320	1,120			320
Auto Usage	3,374			964	4,863			1,389
Office and Secretarial Services				29,788				25,091
Total	$1,918,823	$22,848	$22,848	$612,266	$1,443,114	$29,172	$29,172	$462,308
Total Present Value	$1,855,996	$21,480	$21,480	$597,818	$1,395,516	$27,425	$27,425	$450,834

(1)	Salary and benefits continue for 14 months, offset by benefits received under the Company’s disability insurance and Social Security.

(2)	The Company pays health and medical benefits during the 2-year non-compete period.

(3)	Salary and benefits continue for the term of the agreement, in this case 4 months.

(4)	Mr. Haffner and Mr. Glassman are guaranteed a pro-rated incentive award for the year of termination in the event of a voluntary separation or termination for cause. However, under the Key Officer Incentive Program, this amount vests on December 31 of each year, so no incremental compensation would have been payable as of the December 31, 2008 termination date.

No additional compensation is paid in connection with a termination by death, except a life insurance benefit. The life insurance coverage for executive officers is the same as that provided to other salaried employees. In the event of death, the life insurance benefit payable to each of Messrs. Haffner, Glassman, Flanigan, Hauser and Downes is $500,000. In the event of death due to an accident, the amount would double for each executive.

Payments Made upon Termination following a Change in Control

Mr. Haffner and Mr. Glassman are parties to severance benefit agreements with the Company that become effective upon a change in control of the Company. In general, a change in control is deemed to occur when: (i) a shareholder owns 25% or more of the Company’s common stock; (ii) the current directors or their “successors” (as defined in the agreement) no longer constitute a majority of the Board of Directors; (iii) after a merger or consolidation with another corporation, less than 75% of the voting securities of the surviving corporation are owned by the Company’s former shareholders; or (iv) the Company liquidates or sells substantially all of its assets to an unrelated third party.

The severance benefit agreements have no fixed expiration dates. The agreements entitle the executives to severance benefits during a specified period (the “Protected Period”) after the change in control. The Protected Period is 36 months for Mr. Haffner and 30 months for Mr. Glassman.

Any benefits provided under the agreements are in addition to, and not in lieu of, any benefits that may be provided under their employment agreements. Benefits payable under the agreements have a “double trigger.” They become payable only after (i) a change in control of the Company and (ii) the executive’s employment is terminated by the Company (except for cause or disability) or the executive terminates his employment for “good reason.” In general, the executive would have good reason to terminate employment if he were required to relocate or experienced a reduction in job responsibilities, title, compensation, or benefits, or if the successor company did not assume the obligations of the severance agreement.

Events considered grounds for termination by the Company for cause are the same as those set forth in each executive’s employment agreement. Benefits provided under the agreements are set forth below.

Provision	David S. Haffner	Karl G. Glassman
Benefits upon Termination of Employment by Company (other than for Disability or Cause) or by Executive for Good Reason

•   Base salary through date of termination

•   Pro-rata incentive award at maximum payout level for year of termination

•   Monthly severance payments equal to 180% of executive’s base salary multiplied by 3 payable monthly for 36 months

•   Continuation of fringe benefits for up to 36 months, as permitted by IRS Code, or equivalent lump sum payment

•   Lump sum additional retirement benefit (actuarial equivalent of additional 36 months of continuous service)

•   option to purchase company car at lower of book value or wholesale value

•   Base salary through date of termination

•   Pro-rata incentive award at maximum payout level for year of termination

•   Monthly severance payments equal to 170% of executive’s base salary multiplied by 2.5 payable monthly for 30 months

•   Continuation of fringe benefits for 30 months, as permitted by IRS Code, or equivalent lump sum payment

•   Lump sum additional retirement benefit (actuarial equivalent of additional 30 months of continuous service)

•   option to purchase company car at lower of book value or wholesale value

If benefits payable to Mr. Haffner or Mr. Glassman under their agreements will exceed 10% of the limit imposed by Section 280G of the Internal Revenue Code, the Company will make a gross-up payment of the amount equal to the Section 280G excise taxes payable by the executive plus all income, employment and excise taxes incurred on the gross-up payment. If benefits payable under the agreement are less than 10% above the

Section 280G limit, the benefits will be capped at $1 below the Section 280G limit. All amounts received by the executive as cash compensation from a new full-time job will reduce the cash severance payments dollar for dollar. The executive is not required to mitigate the amount of any termination benefit provided under the agreement, but any fringe benefits he may receive from a new job will reduce any fringe benefits the Company is then providing under the agreement.

The agreements further provide that, within one year following a change in control that was opposed by a majority of the directors, the executive may elect to terminate his employment for any reason and receive, in lieu of the benefits described above, a lump sum payment equal to 75% of the executive’s cash compensation preceding the year of termination and certain fringe benefits for one year.

The table below lists the estimated potential payments triggered by a change in control termination under these agreements. Please note the following facts about the data:

•	The change in control termination is deemed to have occurred on December 31, 2008. Potential payments reflect the benefits and arrangements in effect on that date.

•

The table shows only the additional benefits the executives would be entitled to as a result of the termination. Fully vested benefits described elsewhere in this proxy statement (e.g., deferred compensation accounts, pension benefits) and payments generally available to U.S. employees upon termination of employment (e.g., accrued vacation) are not included in the table.

•	Potential payments shown are only estimates presented solely for disclosure purposes and may vary considerably from amounts payable at the time of an actual change in control termination.

Potential Payments upon a Change in Control Termination

	Haffner	Glassman
Severance Payments	$4,729,153	$2,837,857
Pro-rata Incentive Award (1)	1,050,923	801,277
ESU Program Replacement Benefit (2)	793,063	657,377
Accelerated Vesting of Stock Options (3)	0	0
Accelerated Vesting of PSU Awards (4)	3,774,715	1,586,311
Additional Retirement Benefit (401(k) + Excess Plan)	143,123	103,260
Medical	35,304	46,428
Auto Usage	8,676	12,504
Life Insurance	2,880	2,880
280G Tax Gross-Up (5)	4,982,657	2,768,846

Total	$15,520,494	$8,816,740
Present Value (6)	$15,299,838	$8,662,956

(1)	The Severance Benefit Agreements provide for a pro-rata bonus payment at the maximum payout level, which is 150%.

(2)	To project the value of stock plan benefits during the Protected Period, we started with the closing stock price on December 31, 2008, which was $15.19, and assumed a 6% future dividend rate and 5% future stock price growth rate.

(3)	The terms of stock options granted to all salaried employees provide that unvested stock options immediately become exercisable in the event of a change in control of the Company. No value is reported for the accelerated vesting, because the exercise price of all the unvested options was higher than the stock price at December 31, 2008.

(4)	The terms and conditions of the PSU awards provide for payout at the maximum level upon termination following a change in control. The maximum payout level is 175%.

(5)	The calculation of the Section 280G tax gross-up assumes the following tax rates: Section 280G excise tax—20%; effective federal income tax—33.46%; state income tax—6%; and Medicare tax—1.45%. To calculate the 280G gross-up, we reduced the excess parachute payment by the amount of incentive award compensation actually earned in 2008, as this amount represents payment for services rendered prior to the change in control. The incentive award is earned over the calendar year, so it was fully earned by December 31, 2008, and the actual payout was 56%. The excess of the required payout at 150% over the actual payout at 56% was included in the calculation of the 280G gross-up amount.

(6)	The present value of the potential payment was determined using a 1.63% discount rate, which is 120% of the Applicable Federal Short-Term Rate in December 2008.

Upon termination following a change in control, Messrs. Flanigan, Hauser and Downes would also receive a payout at the maximum level under their PSU awards. At the December 31, 2008 stock price the maximum value of their awards was: Flanigan—$768,899; Hauser—$576,840; and Downes—$653,930.

SECURITY OWNERSHIP

Security Ownership of Directors and Executive Officers

The table below sets forth the beneficial ownership of our common stock on March 5, 2009, by the Company’s Directors, the Chief Executive Officer, the Chief Financial Officer and the other three most highly compensated executive officers, director nominees, and all directors and executive officers as a group.

	Number of Shares or Units Beneficially Owned
Names and Principle Position	Common Stock (1)	Stock Units (2)	Options Exercisable within 60 Days	Total	Percent of Common Stock Outstanding (3)
Raymond F. Bentele, Director	20,408	—	27,194	47,602
Ralph W. Clark, Director	19,892	573	15,923	36,388
Joseph D. Downes, Jr., Senior Vice President and President—Industrial Materials Segment	89,367	39,179	162,866	291,412.18%
R. Ted Enloe, III, Director	10,137	6,568	46,632	63,337
Richard T. Fisher, Board Chair	130,158	13,579	10,482	153,862.10%
Matthew C. Flanigan, Senior Vice President and Chief Financial Officer	25,987	65,950	255,829	347,766.22%
Karl G. Glassman, Executive Vice President, Chief Operating Officer and Director	35,490	83,657	602,871	722,018.45%
David S. Haffner, President and Chief Executive Officer and Director	610,509	225,343	1,456,482	2,287,334	1.42%
Paul R. Hauser, Senior Vice President and President—Residential Furnishings Segment	32,431	40,327	87,514	160,272.10%
Joseph W. McClanathan, Director	11,941	—	1,454	13,395
Judy C. Odom, Director	19,067	3,808	11,083	33,958
Maurice E. Purnell, Jr., Director	27,380	6,568	26,833	60,781
Phoebe A. Wood, Director	11,612	12,109	976	24,697
All executive officers and directors as a group (19 persons)	1,339,634	666,004	3,664,625	5,670,263	3.52%

(1)	Includes shares pledged as security for the following directors and officers: Fisher—20,000; all executive officers and directors as a group—69,600.

(2)

Stock units are held on account under the Company’s Executive Deferred Stock Program, Executive Stock Unit Program, Deferred Compensation Program, and Director Restricted Stock Unit Grants. Participants

have no voting rights with respect to stock units. In each program, stock units are converted to shares of common stock upon distribution, which occurs at a specified date or upon termination of employment. None of the stock units listed are scheduled for distribution within 60 days.

(3)	Beneficial ownership of less than .1% of shares of common stock outstanding is not shown. Stock units and options exercisable within 60 days are considered as stock outstanding for the purpose of calculating the ownership percentages.

Security Ownership of Certain Beneficial Owners

The Company knows of no beneficial owner of more than 5% of its common stock as of February 20, 2009, except as set out below.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Common Stock Outstanding
State Street Bank and Trust Company	9,476,630	(1)	6.1%
One Lincoln Street
Boston, MA 02111
Capital Research Global Investors	8,728,400	(2)	5.6%
333 South Hope Street
Los Angeles, CA 90071
Barclay’s Global Investors, NA	8,725,039	(3)	5.6%
400 Howard Street
San Francisco, CA 94105

(1)	State Street Bank and Trust Company (SSBTC), acting in various fiduciary capacities, is deemed to have sole voting power and shared dispositive power with respect to 9,476,630 shares. This information is based on Schedule 13G of SSBTC dated February 13, 2009, which reported beneficial ownership as of December 31, 2008.

(2)	Capital Research Global Investors (CRGI) is a division of Capital Research and Management Company (CRMC). CRGI is deemed to have sole voting and sole dispositive power with respect to 8,728,400 shares as a result of CRMC acting as investment advisor to various investment companies registered under Section 8 of the Investment Company Act of 1940. This information is based on Schedule 13G of CRGI dated February 17, 2009, which reported beneficial ownership as of December 31, 2008.

(3)	Barclay’s Global Investors, NA, together with Barclay’s Global Fund Advisors, Barclays Global Investors, Ltd, Barclays Investors Japan Limited, Barclays Global Investors Canada Limited, Barclays Global Investors Australia Limited, and Barclays Global Investors (Deutschland) AG (collectively, BGI), is deemed to have sole voting power with respect to 7,785,348 shares and sole dispositive power with respect to 8,725,039 shares. This information is based on Schedule 13G of BGI dated February 5, 2009, which reported beneficial ownership as of December 31, 2008. The shares reported are held by BGI in trust accounts for the economic benefit of the beneficiaries of those accounts.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors to file reports of ownership and changes in ownership of common stock with the SEC and the NYSE. Based on our records, we believe our executive officers and directors made all filings on a timely basis in 2008.

EQUITY COMPENSATION PLAN INFORMATION

The following table shows the number of outstanding options and shares available for future issuance under all the Company’s equity compensation plans as of December 31, 2008. All of our equity compensation plans have been approved by our shareholders.

Plan Category	Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by shareholders	18,356,417	(1)	$18.68	9,092,149	(2)
Equity compensation plans not approved by shareholders	N/A		N/A	N/A

Total	18,356,417		$18.68	9,092,149

(1)	This number comes from the stock issuable under the following plans:

Director Stock Option Plan	52,868
Flexible Stock Plan – Options	13,745,908
Flexible Stock Plan – Vested Stock Units	3,553,032
Flexible Stock Plan – Unvested Stock Units	1,004,609

Director Stock Option Plan. This is a frozen plan and no future awards will be granted under it; however, 52,868 options remain outstanding under the plan. All options under this plan were granted in lieu of cash compensation otherwise payable to non-employee directors. The options were granted at a 50% discount to the market value of the Company’s stock on the date of grant and have a 15-year term.

Flexible Stock Plan. Includes 13,745,908 options outstanding and 4,557,641 stock units convertible to common stock. The stock unit number includes grants of time-based and performance-based awards covering 945,004 shares that are still subject to forfeiture if vesting conditions are not satisfied. The remaining stock units represent amounts held on account in our ESU Program, Deferred Compensation Program, and Executive Deferred Stock Program, which relate to compensation previously earned and vested. Only 59,605 stock units held in these programs remain subject to forfeiture. (See pages 48 and 49, respectively, for descriptions of these programs.)

(2)	Shares available for future issuance include: 7,054,346 shares under the Flexible Stock Plan and 2,037,803 shares under the 1989 Discount Stock Plan. The 1989 Discount Stock Plan is a Section 423 employee stock purchase plan. Columns (a) and (b) are not applicable to stock purchase plans.

Appendix A

CATEGORICAL STANDARDS OF DIRECTOR INDEPENDENCE

The New York Stock Exchange listing rules define an “Independent Director” as one who has no material relationship with the Company, either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company. To assist the Board in making determinations of director independence consistent with requirements under applicable securities laws and regulations and the New York Stock Exchange listing rules, the Board has adopted the following standards.

A director who meets all of the following categorical standards shall be presumed to be “independent”:

•

The director is not, and has not been within the last three years, employed by the Company and has no immediate family member who is or has been an executive officer of the Company within the last three years.

•

During any 12-month period within the last three years, the director has not received, nor have his or her immediate family members received, more than $120,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service). Compensation received by an immediate family member for service as an employee of the Company (other than as an executive officer) need not be considered in determining independence under this test.

•

The director is not a current partner or employee of a firm that is the Company’s internal or external auditor. If the director was within the last three years a partner or employee of such firm, the director did not personally work on the Company’s audit during that time. Furthermore, the director has no immediate family member who (i) is a current partner of such firm; (ii) is a current employee of such firm and personally works on the Company’s audit; or (iii) was within the last three years a partner or employee of the firm and personally worked on the Company’s audit during that time.

•

Neither the director nor his or her immediate family member is or has been within the last three years, employed as an executive officer by a company where a current Company executive officer at the same time serves or served on that company’s compensation committee.

•

The director is not a current employee, nor is his or her immediate family member an executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues. This standard applies solely to the financial relationship between the Company and the director or immediate family member’s current employer; former employment of the director or immediate family member need not be considered. Although not required by the New York Stock Exchange, the Company will apply this standard to contributions made by the Company to tax-exempt organizations in which the director serves as an executive officer.

“Immediate family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, and anyone (other than domestic employees) who shares such person’s home. The term does not include individuals who are no longer immediate family members as a result of legal separation or divorce, or those who have died or become incapacitated.

Although a director who meets all of the above categorical standards will be presumed to be independent, the Board will review all relevant facts and circumstances of a relationship covered by these standards and, based upon such review, may determine in its discretion that a director is not independent. The Board also will determine the independence of any director with a relationship to the Company that is not covered by the above standards.

A-1

Appendix B

LEGGETT & PLATT, INCORPORATED

2009 KEY OFFICERS INCENTIVE PLAN

Effective as of January 1, 2009

SECTION 1. ESTABLISHMENT, DEFINITIONS, AND ADMINISTRATION

1.1	Establishment of the Plan. Leggett & Platt, Incorporated (the “Company”) hereby establishes the 2009 Key Officers Incentive Plan (the “Plan”). Subject to the approval of the Company’s shareholders at the 2009 annual meeting of shareholders, the Plan shall become effective as of January 1, 2009. Any awards paid under the Plan are intended to qualify as “other performance-based compensation” under Section 162(m) of the Code and, therefore, the Plan shall be construed, interpreted, and administered in accordance with such intention.

1.2	Purpose of the Plan. The purpose of the Plan is to attract, motivate, and retain the services of participants in the Plan (“Participants”) who make significant contributions to the Company’s success by allowing them to share in that success.

1.3	Definitions. The following terms, when used in the Plan, shall have the following meanings:

(a)	“Award” means the bonus, if any, to which a Participant is entitled under the Plan based on the attainment of one of more Performance Objectives.

(b)	“Code” means the Internal Revenue Code of 1986, as amended. Any reference to the Code includes regulations promulgated pursuant to the Code.

(c)	“Company” means Leggett & Platt, Incorporated or any successor thereto and also includes the subsidiaries and affiliates of Leggett & Platt, Incorporated.

(d)	“Corporate Participant” means a Participant whose Award is determined based on the Company’s consolidated business results.

(e)	“Performance Objectives” are the measures of Company or individual achievement, as determined by the Committee, used to calculate attainment of an Award.

(f)	“Performance Period” is the time period over which the achievement of Performance Objectives is measured to determine the amount, if any, of a potential Award to which a Participant shall be entitled. Unless the Committee determines otherwise, the Performance Period shall be a Year.

(g)	“Profit Center” means a separate operating unit or branch for which the Company budgets an operating income for a Year.

(h)	“Profit Center Participant” means a Participant whose Award is determined in whole or in part on the performance of one or more of the Company’s Profit Centers.

(i)	“Target Percentage” means the percentage of a Participant’s salary, as of the last day of the Performance Period, established by the Committee to determine the potential Award for that Participant.

(j)	“Year” means the calendar year.

1.4	Administration. The Plan shall be administered by the Compensation Committee of the Company’s Board of Directors (the “Board”), or such other committee as may be appointed by the Board (the “Committee”). The Committee shall consist of two or more “outside directors” of the Board (as defined in Section 162(m) of the Code). The Committee shall have full power and authority to administer and interpret the Plan and to establish rules and procedures for its administration. The Committee has sole responsibility for: (i) selecting Participants, (ii) setting Target Percentages, (iii) establishing Performance Objectives, Performance Periods and Award Formulas, and (iv) determining Awards.

SECTION 2. ELIGIBILITY, PERFORMANCE OBJECTIVES AND AWARDS

2.1	Eligibility and Participation. Eligibility for participation in the Plan shall be limited to Section 16 Officers of the Company. The Committee will determine the Participants, designating each as either a Corporate Participant or a Profit Center Participant, no later than 90 days after the beginning of each Year or before 25% of the Performance Period has elapsed.

2.2	Performance Objectives. Awards are paid based on the achievement of Performance Objectives established by the Committee. Performance Objectives may be different for different Participants and may be based on corporate financial measures or individual measures. Performance Objectives may include: revenue; operating income or net operating income; return on equity; return on assets or net assets; cash flow; share price performance; return on capital; earnings; earnings per share; total shareholder return; economic value added; economic profit; ratio of operating earnings to capital spending; EBITDA; EBIT; costs; operating earnings; gains; product development; leadership; project progress or completion; increase in total revenues; net income; operating cash flow; net cash flow; retained earnings; budget achievement; return on capital employed; return on invested capital; cash available to the Company from a subsidiary or subsidiaries; gross margin; net margin; market capitalization; financial return ratios; market share; operating profits; net profits; earnings per share growth; profit returns and margins; stock price; working capital; business trends; capacity utilization; quality; operating efficiency; compliance and safety.

2.3	Award Formula. The Committee will establish the Award Formula that will be used to calculate Awards no later than 90 days after the beginning of the Year or before 25% of the Performance Period has elapsed. The Award Formula will include the Performance Objectives, any permissible adjustments, the relative weighting of each, and any other factors necessary to calculate an Award.

2.4	Potential Award. The amount of each Participant’s Award is determined by applying the Award Formula to a Participant’s Target Percentage. The Committee will determine each Participant’s Target Percentage no later than 90 days after the beginning of each Year or before 25% of the Performance Period has elapsed.

2.5	Determination of Final Awards. As soon as practical after the end of the Performance Period, the Committee will determine the final Awards, calculated solely on the basis of the attainment of Performance Objectives, and will certify such determination. The Committee shall have discretion to reduce by up to 20%, but shall not increase, the Award to which a Participant would be entitled based on achievement of the Performance Objectives. No such reduction shall increase the Award of any other Participant who is subject to Section 162(m).

2.6	Maximum Award. Notwithstanding any other provision of the Plan, a Participant’s Award may not exceed two times the Participant’s base salary in effect at the end of the Performance Period.

2.7	Payment of Awards. A Participant’s Award will be paid in the manner and at the time or times established by the Committee but in no event later than March 15th of the Year following the end of the Performance Period. Payment of an Award will be made in cash unless deferred under the Company’s Deferred Compensation Program. Unless otherwise determined by the Committee, a Participant must be employed by the Company on the last working day of the Performance Period to be eligible for Award payments.

2.8	Repayment of Awards. If, within 24 months after an Award is paid, the Company is required to restate previously reported financial results, the Committee will require all Participants to repay any amounts paid in excess of the amounts that would have been paid based on the restated financial results. The Committee will issue a written Notice of Repayment to Participants documenting the corrected Award calculation and the amount and terms of repayment.

In addition, the Committee may require repayment of the entire Award from those Participants determined, in its discretion, to be personally responsible for gross misconduct or fraud that caused the need for the restatement.

A Participant must repay the amount specified in the Notice of Repayment. The Committee may, in its discretion, reduce a current year Award payout as necessary to recoup any amounts outstanding under a previously issued Notice of Repayment.

SECTION 3. AMENDMENT AND TERMINATION

The Committee may amend or terminate the Plan at any time, provided that no amendment shall be made without shareholder approval if such approval is required under applicable law or required for Awards to qualify as “other performance-based compensation” under Section 162(m). Except as otherwise provided in this Plan, no amendment or termination of the Plan may materially and adversely affect any outstanding Award without the Participant’s consent.

Driving Directions to the Wright Conference Center

ANNUAL MEETING OF SHAREHOLDERS

Thursday, May 7, 2009

10:00 a.m. Central Time

LEGGETT & PLATT, INCORPORATED

WRIGHT CONFERENCE CENTER

No. 1 Leggett Road

Carthage, Missouri 64836

LEGGETT & PLATT, INCORPORATED No. 1 Leggett Road Carthage, Missouri 64836	proxy

This proxy is solicited on behalf of the Board of Directors.

The undersigned shareholder of Leggett & Platt, Incorporated, a Missouri corporation (the “Company”), hereby acknowledges receipt of the Notice of 2009 Annual Meeting of Shareholders, the accompanying Proxy Statement and the Annual Report for the fiscal year ended December 31, 2008, and hereby appoints David S. Haffner, Ernest C. Jett and John G. Moore, as proxies and attorneys-in-fact, with full power of substitution to represent the undersigned at the 2009 Annual Meeting of Shareholders of the Company to be held on May 7, 2009 at 10:00 a.m. Central Time at the Company’s headquarters, located at No. 1 Leggett Road, Carthage, Missouri 64836, and at any adjournment thereof, and to vote all shares that the undersigned would be entitled to vote if personally present.

THIS PROXY WILL BE VOTED AS DIRECTED. IN THE ABSENCE OF DIRECTION, THIS PROXY WILL BE VOTED FOR ALL NOMINEES TO THE BOARD OF DIRECTORS; FOR THE RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM; FOR APPROVAL OF THE 2009 KEY OFFICERS INCENTIVE PLAN; AND AGAINST THE SHAREHOLDER PROPOSAL REQUESTING THE ADDITION OF SEXUAL ORIENTATION AND GENDER IDENTITY TO THE COMPANY’S WRITTEN NON-DISCRIMINATION POLICY. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

PLEASE VOTE BY INTERNET OR MARK, SIGN, DATE AND RETURN

THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

See reverse for voting instructions.

COMPANY #

Address Change? Mark Box to the right and Indicate changes below: ☐
ADDRESS BLOCK	Return Your Proxy by Mail or Vote by Internet 24 Hours a Day, 7 Days a Week
Your Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.
INTERNET – www.eproxy.com/leg Use the Internet to vote your proxy until 5:00 p.m. (CT) on May 6, 2009.

Mail – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet, you do NOT need to mail back your Voting Instruction Card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW, SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

The Board of Directors Recommends a Vote FOR Proposals 1, 2 and 3 and AGAINST Proposal 4.

1. Election of directors:
	FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN

a. Ralph W. Clark	☐	☐	☐	f. Joseph W. McClanathan	☐	☐	☐

b. R. Ted Enloe, III	☐	☐	☐	g. Judy C. Odom	☐	☐	☐

Please fold here – Do not separate

c. Richard T. Fisher	☐	☐	☐	h. Maurice E. Purnell, Jr.	☐	☐	☐

d. Karl G. Glassman	☐	☐	☐	i. Phoebe A. Wood	☐	☐	☐

e. David S. Haffner	☐	☐	☐

	For	Against	Abstain		For	Against	Abstain

2. Ratification of the Audit Committee’s selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2009.	☐	☐	☐	4. A shareholder proposal requesting the addition of sexual orientation and gender identity to the Company’s written non-discrimination policy.	☐	☐	☐

	For	Against	Abstain

3. Approval of the Company’s 2009 Key Officers Incentive Plan.	☐	☐	☐

IN THEIR DISCRETION, the proxyholders are authorized to vote upon such other business as may properly come before the meeting or any adjournments or postponements thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN,

WILL BE VOTED FOR PROPOSALS 1, 2 AND 3 AND AGAINST PROPOSAL 4.

Date	Signature(s) in Box
Please sign exactly as your name appears on this card. If stock is jointly owned, all parties must sign. Attorneys-in-fact, executors, administrators, trustees, guardians or corporation officers should indicate the capacity in which they are signing.